                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): Voluntary filing
                                                        -----------------


                               THE SCOTTS COMPANY
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                       OHIO                             1-11593                     31-1414921
          --------------------------------        --------------------      ----------------------------
           (State or other jurisdiction            (Commission File                (IRS Employer
                 of incorporation)                      Number)                 Identification No.)



                  14111 SCOTTSLAWN ROAD, MARYSVILLE, OHIO    43041
               ------------------------------------------------------
               (Address of principal executive offices)    (Zip Code)


        Registrant's telephone number, including area code (937) 644-0011
                                                           --------------


                                 NOT APPLICABLE
         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)





                        Index to Exhibits is on Page 45.

ITEM 5.       OTHER EVENTS.

As reported in our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "1998 Form 10-K"), in October 1998, we acquired Rhone-Poulenc Jardin ("RPJ"), the consumer lawn and garden division of Rhone-Poulenc S.A. and related entities (the "RPJ Acquisition"). RPJ is a leading European manufacturer and marketer of consumer products for garden and household plants, including the KB(R), Fertiligene(R), Celaflor(R) and Nexa Lotte(R) brands. The total consideration paid for the RPJ Acquisition was approximately $216 million, including approximately $36 million (on a present value basis) payable over the next four years.

We also entered into an Asset Purchase Agreement with Monsanto Company ("Monsanto"), dated as of November 11, 1998 (the "Ortho Agreement"), and agreed to acquire substantially all of the non-Roundup assets of Monsanto's consumer lawn and garden division for $300 million, subject to adjustment depending on the level of normalized working capital as of the closing date (the "Ortho Acquisition"). These assets include the Ortho(R), Green Cross(R), White Swan(R) and Defender(R) product lines, as well as formulation facilities in Fort Madison, Iowa and Corwen, United Kingdom. We expect to close the Ortho Acquisition in the second quarter of fiscal 1999. We will fund the Ortho Acquisition through a private placement of $300 million aggregate principal amount of senior subordinated notes pursuant to Rule 144A (the "offering") under the Securities Act of 1933, as amended (the "Securities Act"), in addition to borrowings under the New Credit Facility (as defined below).

On September 30, 1998, we entered into an exclusive agency and marketing agreement (the "Roundup Marketing Agreement") with Monsanto. Pursuant to the Roundup Marketing Agreement, we became Monsanto's exclusive agent for the marketing and distribution of consumer Roundup(R) products and the consumer lawn and garden market in the United States and other specified countries, including, but not limited to, Australia, Austria, Canada, France, Germany and the United Kingdom. In addition, if Monsanto develops new products containing glyphosate, the active ingredient in Roundup(R), or other non-selective herbicides, we have certain rights to market such products as well in the consumer lawn and garden market.

On December 4, 1998, we and certain of our subsidiaries entered into a new Credit Agreement (the "New Credit Facility") which provides for aggregate borrowings of up to $1.025 billion and consists of a $500 million revolving credit facility and $525 million of term loan facilities. We used the proceeds of the New Credit Facility to refinance our then existing credit facility and to fund the RPJ Acquisition.

Roundup(R) is a registered trademark of Monsanto. Ortho(R), Green Cross(R), Phostrogen(R), Defender(R), Weed-B-Gon(R), Rose Pride(R), Home Defense(R) and White Swan(R) are registered trademarks of Monsanto that will be transferred to the Company upon consummation of the Ortho Acquisition. Unless otherwise indicated, all other trademarks, service marks or brand names appearing in this Current Report on Form 8-K are the property of the Company.



This Current Report on Form 8-K is being filed for the purpose of:

o summarizing the material provisions of the RPJ Acquisition, the Ortho Acquisition and the Roundup Marketing Agreement (collectively, the "Transactions");

o        summarizing the material provisions of the New Credit Facility;

o providing pro forma information regarding the Transactions, the New Credit Facility and the offering; and

o updating certain information included in our 1998 Form 10-K to address the Ortho Acquisition.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, in particular, the statements about the Company's plans, strategies and prospects under the headings "Unaudited Selected Pro Forma Combined Financial Data" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make herein are set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements" in the 1998 Form 10-K. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements.

In addition to the factors set forth in the Company's 1998 Form 10-K, we add the following:

ANTITRUST REVIEW -- FEDERAL GOVERNMENT REVIEW OF THE NON-SELECTIVE HERBICIDE MARKET UNDER THE ANTITRUST LAWS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the Ortho Acquisition has expired, and we believe that no further governmental approvals are required with respect to the Ortho Acquisition. However, we understand that the Federal Trade Commission (the "FTC") is reviewing the non-selective herbicide market under the various antitrust laws of the United States. Pursuant to this review, the FTC has requested additional information from us regarding Roundup(R) and Finale(R), a brand of non-selective herbicide that we bought from AgrEvo Environmental Health, Inc. in May 1998, and from Monsanto regarding Roundup(R). While we believe that this review may result in an order requiring us to divest the Finale business, we are already in discussions with several parties regarding the sale of the Finale business since it no longer fits within our business plans. However, there can be no assurance that we will be able to divest the Finale business or that the terms of such divestiture will be satisfactory to the FTC. Any sale of the Finale business for a net loss or any modification of the Roundup Marketing Agreement, as a result of the FTC's review, could adversely affect our financial results.

                                THE TRANSACTIONS

The following description is a summary of the material provisions of the RPJ Acquisition, the Ortho Acquisition and the Roundup Marketing Agreement (collectively, the "Transactions"). We have tried to summarize the key contractual provisions with respect to each of these Transactions. However, we urge you to read the following documents to fully understand each of the
Transactions:

          - the Master Contract dated as of October 7, 1998 between Scotts and Rhone-Poulenc regarding the RPJ Acquisition (the "RPJ Agreement");

          - the Ortho Agreement; and

          - the Roundup Marketing Agreement.

We have not included the definitions of many of the defined terms contained in the RPJ Agreement, the Ortho Agreement or the Roundup Marketing Agreement, and we urge you to refer to such agreements for the definitions of capitalized terms in the following summary. We have filed copies of the RPJ Agreement, the Ortho Agreement and the Roundup Marketing Agreement pursuant to the Exchange Act, and they are all publicly available.

RPJ ACQUISITION

In October 1998, the Company, through its subsidiaries, entered into the RPJ Acquisition. The RPJ Acquisition consisted of the purchase from various affiliates of Rhone-Poulenc Agro of: (i) the shares of Rhone-Poulenc Jardin SAS;
(ii) the shares of Celaflor GmbH.; (iii) the shares of Celaflor Handelsgesellschaft m.b.H. and (iv) the home and garden business of Rhone-Poulenc Agro S.A. (collectively, "RPJ"). The total consideration paid for the RPJ Acquisition was approximately 1.2 billion French Francs, or approximately $216 million, including 156 million French Francs, or approximately $36 million on a present value basis, payable over the next four years. RPJ is continental Europe's largest producer of consumer lawn and garden products. It manufactures and sells a full line of consumer lawn and garden pesticides, fertilizers and growing media in France, Germany, the Benelux countries, Austria, Italy and Spain. Leading brands include KB(R), Fertiligene(R), Celaflor(R) and Nexa Lotte(R).

ORTHO ACQUISITION

On November 13, 1998, we entered into the Ortho Agreement with Monsanto and agreed to acquire substantially all of the non-Roundup assets of the Solaris Division of Monsanto for $300 million, subject to adjustment depending on the level of normalized working capital as of the closing date. These assets include the Ortho(R), Green Cross(R), White Swan(R) and Defender(R) product lines, as well as formulation facilities in Fort Madison, Iowa and Corwen, United Kingdom.

The Ortho Agreement includes various customary representations and warranties of the parties for transactions of this type and contains customary, limited carve-outs for materiality, knowledge and disclosed information. However, the indemnification provisions limit our total exposure to assumed liabilities, disputes with the Ortho's distributor and breaches of representation to $5 million in the aggregate.

Our obligation to consummate the Ortho Acquisition is conditioned upon, among other things: (i) the receipt of all governmental authorizations, consents and approvals; (ii) the expiration or termination of the applicable waiting period under the HSR Act; (iii) the execution of certain ancillary agreements, including a glyphosate supply agreement, a formulation agreement and a transition services agreement; and (iv) no material adverse change in the Ortho business since December 31, 1997.

Pursuant to the Ortho Agreement, we have agreed to make offers to all but a very limited number of Ortho employees who work primarily in the Ortho business. We have also agreed to pay severance costs for U.S. employees based on Monsanto's severance policy. In return, Monsanto has agreed to reimburse us for half of the costs of such termination payments, up to a maximum of $5 million.

In connection with the Ortho Acquisition, Scotts and Monsanto have agreed to enter into a supply agreement covering the supply of glyphosate to Scotts for use in non-Roundup(R) products that contain glyphosate and that are being sold to Scotts in the Ortho Acquisition. We anticipate that the agreement will guarantee Scotts with a long-term supply of glyphosate at a price competitive with that obtainable in the open market both now and after glyphosate ceases to be patented in the United States.

We will close the Ortho Acquisition simultaneously with the offering.

ROUNDUP TRANSACTION

On September 30, 1998, we entered into the Roundup Marketing Agreement. Pursuant to the Roundup Marketing Agreement, we became Monsanto's exclusive agent for the marketing and distribution of consumer Roundup(R) products in the consumer lawn and garden market within the United States and other specified countries, including, among others, Australia, Austria, Canada, France, Germany and the United Kingdom (the "Included Markets"). In addition, if Monsanto develops new products containing glyphosate, the active ingredient in Roundup(R), or other non-selective herbicides, we have certain rights to market such products as well in the consumer lawn and garden market.

Under the Roundup Marketing Agreement, we and Monsanto will jointly develop global consumer and trade marketing programs for Roundup(R), and we have assumed responsibility for sales support, merchandising, distribution and logistics. We have already taken responsibility for these functions in North America with a longer transition expected in Europe and Australia. Monsanto will continue to own the consumer Roundup business and will provide significant oversight of its brand. In addition, Monsanto will continue to own and operate the agricultural Roundup business. A Steering Committee comprised of two Scotts designees and two Monsanto designees will have ultimate oversight over the consumer Roundup business. In the event of a deadlock, the president of Monsanto's Agricultural ("Ag") division is entitled to the tie-breaking vote.

COMMISSION STRUCTURE

We will be compensated based on the success of the consumer Roundup business in the Included Markets. In addition to recovering our out-of-pocket costs on a fully burdened basis, we will receive a graduated commission to the extent that the earnings before interest and taxes of the consumer Roundup business in the Included Markets ("Program EBIT") exceed certain thresholds. To the extent that Program EBIT is less than the First Commission Threshold set forth below, we will not receive any Commission. Our Net Commission will be equal to the Commission set forth in the following chart less the Contribution Payment we are required to make, as described below. The Net Commission is the amount that we will actually recognize on our income statements.

The commission structure is as follows:

                                                            IF PROGRAM EBIT IS
                                                         BETWEEN FIRST AND SECOND       IF PROGRAM EBIT IS
                                                         COMMISSION THRESHOLDS THE     GREATER THAN SECOND
                                                           COMMISSION EQUALS THE     COMMISSION THRESHOLD THE
                                                          FOLLOWING PERCENTAGE OF     COMMISSION EQUALS THE
                                                          THE DIFFERENCE BETWEEN      FOLLOWING AMOUNT PLUS
                          FIRST                            PROGRAM EBIT AND THE        50% OF THE AMOUNT OF
                       COMMISSION    SECOND COMMISSION       FIRST COMMISSION           PROGRAM EBIT ABOVE
YEAR                    THRESHOLD        THRESHOLD               THRESHOLD                 $80 MILLION
----                   -----------   -----------------   -------------------------   ------------------------
1999-2000............  $30,000,000      $80,000,000                 46%                    $23,000,000
2001.................  $31,250,000      $80,000,000                 44%                    $21,450,000
2002.................  $32,531,250      $80,000,000                 40%                    $18,987,500
2003.................  $33,844,531      $80,000,000                 40%                    $18,462,188
2004.................  $35,190,645      $80,000,000                 40%                    $17,923,742
2005.................  $36,570,411      $80,000,000                 40%                    $17,377,836
2006.................  $37,984,471      $80,000,000                 40%                    $16,806,212
2007.................  $39,434,288      $80,000,000                 40%                    $16,226,285
2008.................  $40,920,145      $80,000,000                 40%                    $15,631,942
2009+................  $30,000,000      $80,000,000                 40%                    $20,000,000

Program EBIT for the 1999 Program Year will be increased by $15 million for purposes of calculating our commission.

Under the Roundup Marketing Agreement, we are required to make an annual fixed Contribution Payment to Monsanto. Nominally, this Contribution Payment will be $20 million per Program Year. However, we are not required to make any Contribution Payment in the 1999 Program Year, and the Contribution Payments for the 2000 and 2001 Program Years will be $5 million and $15 million, respectively. Scotts and Monsanto have agreed to defer the difference between the $20 million nominal Contribution Payment and the actual Contribution Payment in the first three Program Years under the Roundup Marketing Agreement. Beginning with the 2003 Program Year and extending through the 2018 Program Year, we must make a Contribution Payment of $25 million per Program Year until Monsanto recovers the $40 million deferred in the first three Program Years plus interest of 8% per year. In addition, during the 2001 through 2008 Program Year period, we will apply 50% of the amount by which our Net Commission exceeds certain levels toward the reimbursement of the $40 million deferral. Specifically, we will apply toward the deferral 50% of the amount by which our Net Commission exceeds:

YEAR                                                            NET COMMISSION LEVEL
----                                                            --------------------
2001........................................................        $32,500,000
2002........................................................        $28,100,000
2003........................................................        $26,700,000
2004........................................................        $30,500,000
2005........................................................        $34,600,000
2006........................................................        $38,900,000
2007........................................................        $43,500,000
2008........................................................        $49,000,000

TERM

The Roundup Marketing Agreement has no definite term with respect to all Included Markets other than European Union countries. However, as set forth below, for a period of 20 years Scotts will be entitled to receive a Termination Fee in certain circumstances if Monsanto terminates the Roundup Marketing Agreement upon a Change of Control of Monsanto or the sale of the consumer Roundup business. With respect to the European Union countries, the initial term of the Roundup Marketing Agreement extends through September 30, 2005. Thereafter, the parties may agree to renew the Roundup Marketing Agreement with respect to such countries through September 30, 2008, 2015 and 2018, respectively. However, if Monsanto does not agree to any of the extension periods with respect to the European Union countries, the "First Commission Threshold" set forth above will become $0 with respect to the remaining Included Markets.

TERMINATION

Monsanto has the right to terminate the Roundup Marketing Agreement upon an Event of Default by Scotts or upon a Change of Control of Monsanto or the sale of the consumer Roundup business, so long as the termination after a Change of Control of Monsanto or the sale of the Roundup business occurs later than September 30, 2003. The Events of Default by Scotts that could give rise to termination by Monsanto include:

          - "Material Breach" which is not cured within 90 days after written notice from Monsanto and which is not remediable by the payment of damages or by specific performance;

          - "Material Fraud" which was engaged in with the intent to deceive Monsanto and which is not cured, if curable, within 90 days after written notice from Monsanto;

          - "Material Willful Misconduct" which is not cured, if curable, within 90 days after written notice from Monsanto;

          - "Egregious Injury" to the Roundup brand that is not cured, if curable, within 90 days after notice from Monsanto, unless such egregious injury resulted from the exercise by Monsanto of its tie-breaking right with respect to deadlocked actions by the Steering Committee or was caused primarily by an act or omission of Monsanto;

          - Scotts' becoming insolvent;

          - the acquisition of Scotts, by merger or asset purchase, or the acquisition of more than 25% of Scotts' voting securities, in either case without Monsanto's prior written approval, by a competitor of Monsanto or by an entity that Monsanto reasonably believes will materially detract from or diminish Scotts' ability to fulfill its duties and obligations under the Roundup Marketing Agreement; or

          - the assignment by Scotts of all, or substantially all, of its rights or obligations under the Roundup Marketing Agreement.

In addition, Monsanto may terminate us within the North America, U.K., France or Rest of the World regions for certain declines of the consumer Roundup business on a sell-through basis (based on point-of-sale unit movement at certain of the top-20 Roundup customers in such region). Specifically, Monsanto may terminate the Roundup Marketing Agreement within a given region if the sell-through consumer Roundup business declines on a three Program Year cumulative basis or by more than five percent in two consecutive Program Years within such region, unless we can demonstrate that the decline was caused by a severe decline of general economic conditions or a severe decline in the lawn and garden market in such region rather than by our failure to perform our duties under the Roundup Marketing Agreement. Monsanto would also not be able to terminate the Roundup Marketing Agreement if such decline was caused by Monsanto's exercise of its right to break ties with respect to deadlocked decisions of the Steering Committee.

We have rights similar to Monsanto's to terminate the Roundup Marketing Agreement upon a Material Breach, Material Fraud or Material Misconduct by Monsanto. In addition, we may terminate the Roundup Marketing Agreement upon a sale of the consumer Roundup business, although we would lose the Termination Fee set forth below in such event.

TERMINATION FEE

Except to the extent set forth below, if Monsanto terminates the Roundup Marketing Agreement upon a Change of Control of Monsanto or the sale of the consumer Roundup business, we will be entitled to receive a Termination Fee. We will also be entitled to receive a Termination Fee if we terminate the Roundup Marketing Agreement upon a Material Breach, Material Fraud or Material Willful Misconduct by Monsanto. The Termination Fee will be calculated in accordance with the following schedule:

                                                                THE TERMINATION FEE PAYABLE
IF TERMINATION OCCURS PRIOR TO SEPTEMBER 30,                    TO SCOTTS WILL BE EQUAL TO:
--------------------------------------------                    ---------------------------
2003........................................................          $  150,000,000*
2004........................................................          $  140,000,000
2005........................................................          $  130,000,000
2006........................................................          $  120,000,000
2007........................................................          $  110,000,000
2008........................................................          $  100,000,000

---------------

* Neither Monsanto nor a successor to the consumer Roundup business may terminate the Roundup Marketing Agreement prior to September 30, 2003 upon a Change of Control or a sale of the consumer Roundup business. If Monsanto or a successor were to do so despite such prohibition, the Termination Fee payable to Scotts would be $185 million.

Between October 1, 2009 and September 30, 2018, if Monsanto terminates the Roundup Marketing Agreement upon a sale of the consumer Roundup business or if a successor terminates the Roundup Marketing Agreement following a Change of Control of Monsanto, the Termination Fee will be equal to the greater of (i) a percentage of the portion of the purchase price of the consumer Roundup business in excess of a specified amount and (ii) $16 million.

In addition, if Monsanto terminates the Roundup Marketing Agreement for any reason other than Egregious Injury, Material Fraud or Material Willful Misconduct by Scotts, Monsanto will forfeit recovery of any unpaid portion of the $40 million deferral of Contribution Payments described above.

SALE OF ROUNDUP

Monsanto has agreed to provide us with notice of any proposed sale of the consumer Roundup business, allow us to participate in the sale process and negotiate in good faith with us with respect to such a sale. If the sale is run as an auction, we will further be entitled to a 15-day exclusive negotiation period following the submission of all bids to Monsanto. During such period, we may revise our original bid, but we will not have the right to review the terms of any other bids.

In the event that we acquire the consumer Roundup business in such a sale, we will receive credit against the purchase price in the amount of the Termination Fee that would otherwise have been paid to us upon termination by Monsanto of the Roundup Marketing Agreement upon such a sale.

If Monsanto decides to sell the consumer Roundup business to another party, we must let Monsanto know within 30 days after receipt of notice of the purchaser whether we intend to terminate the Roundup Marketing Agreement and forfeit any right to a Termination Fee or whether we will agree to perform our obligations under the Roundup Marketing Agreement on behalf of the purchaser, unless and until such purchaser terminates the Roundup Marketing Agreement and pays us the applicable Termination Fee.

UNWIND UPON FAILURE TO CLOSE THE ORTHO ACQUISITION

If Scotts and Monsanto fail to close the Ortho Acquisition by the later of March 31, 1999 or a later, mutually agreed upon date, special termination provisions apply. Specifically, Monsanto may elect to terminate the Roundup Marketing Agreement on the later of March 31, 1999 or 15 calendar days after termination of the Ortho Agreement. Any such termination will become effective on September 30, 1999. In such event, Scotts will receive a modified commission for the 1999 Program Year, which shall be equal to 28% of Program Sales Revenues for the 1999 program Year. However, our maximum commission in such event will be between $52 million and $55 million, depending on the reason for termination of the Ortho Acquisition.

Monsanto also may elect not to terminate Scotts for failure to close the Ortho Acquisition. In such event, the provisions of the Roundup Marketing Agreement will be modified in the following respects: (i) there will be no deferral of the Contribution Payment during the first three Program Years; (ii) our maximum commission for the 1999 Program Year will be limited to $53.5 million but thereafter will be calculated according to the Roundup Marketing Agreement;
(iii) thereafter, without paying a Termination Fee, Monsanto may terminate the Roundup Marketing Agreement at any time upon a Change of Control or a sale of the consumer Roundup business with such termination becoming effective upon the later of 12 months after notice or the end of the next Program Year; and (iv) rather than receiving the Termination Fee, we will be entitled to exercise any remedies available to us at law or in equity.

MARKETING FEE

Upon execution of the Roundup Marketing Agreement, we paid Monsanto a fee of $32 million in consideration for the rights we obtained under the Roundup Marketing Agreement with respect to North America.

CENTRAL GARDEN

Central Garden & Pet Company ("Central Garden") has been providing distribution, warehousing and other services to Monsanto pursuant to an agreement that will terminate on September 30, 1999. The Roundup Marketing Agreement does not affect Monsanto's obligations under the agreement with Central Garden. However, we do not believe that such agreement will materially interfere with our rights or obligations under the Roundup Marketing Agreement. Following completion of the Ortho Acquisition, we intend to enter into discussions with Central Garden regarding a continuing relationship between Central Garden and the consumer Roundup business.

              UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

                             (DOLLARS IN MILLIONS)

The Company will consummate the Ortho Acquisition simultaneously with the consummation of the offering. The following pro forma statement of income is presented as if the Transactions and the offering had occurred and the New Credit Facility was in place on October 1, 1997. The following pro forma balance sheet gives effect to the Transactions, the New Credit Facility and the offering and the use of proceeds therefrom as if they had occurred on September 30, 1998. The accompanying pro forma information is presented for illustrative purposes and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the above transactions been in effect during the periods presented or which may be reported in the future.

               UNAUDITED SELECTED PRO FORMA COMBINED STATEMENT OF
                        INCOME AND OTHER FINANCIAL DATA

                                                         FOR THE YEAR ENDED SEPTEMBER 30, 1998
                                  -----------------------------------------------------------------------------------
                                    SCOTTS                   RPJ                   ORTHO         OTHER       SCOTTS
                                  HISTORICAL   RPJ(1)    ADJUSTMENTS   ORTHO    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                                  ----------   -------   -----------   ------   -----------   -----------   ---------
STATEMENT OF INCOME DATA:
Sales...........................   $1,113.0    $ 144.3                 $211.4      4$6.8(2)                 $1,526.5
                                                                                    11.0(3)
Cost of sales...................      715.0       75.4                  128.8       21.2(2)                    948.1
                                                                                     6.7(3)
                                                                                     1.0(4)
                                   --------    -------                 ------     ------                    --------
Gross profit....................      398.0       68.9                   82.6       28.9                       578.4
(Income) from Roundup Marketing
  Agreement.....................                                                                 (35.0)(5)     (35.0)
SG&A............................      271.6       55.7                   59.0       25.6(2)                    413.4
                                                                                     1.5(6)
Amortization of goodwill and
  other intangibles.............       12.9        2.3        3.5(7)     17.8      (11.9)(8)       1.6(9)       26.2
Restructuring and other
  charges.......................       15.4        1.8         --          --                                   17.2
Other expense, net..............        4.0        0.4         --          --                                    4.4
                                   --------    -------     ------      ------     ------        ------      --------
  Income from operations........       94.1        8.7       (3.5)        5.8       13.7          33.4         152.2
Interest expense................       32.2        0.2         --          --                     53.3(10)      85.7
                                   --------    -------     ------      ------     ------        ------      --------
Income before income taxes......       61.9        8.5       (3.5)        5.8       13.7         (19.9)         66.5
Provision for income taxes......       24.9        5.3         --          --         --          (3.4)(11)     26.8
                                   --------    -------     ------      ------     ------        ------      --------
Income before extraordinary
  item..........................   $   37.0    $   3.2     $ (3.5)     $  5.8     $ 13.7        $(16.5)     $   39.7
                                   ========    =======     ======      ======     ======        ======      ========
OTHER FINANCIAL DATA:
EBITDA (12).....................   $  131.9    $  13.2         --      $ 27.1     $  1.8        $ 35.0      $  209.0
Adjusted EBITDA (13)............      152.3       15.0         --        27.1        1.8          35.0         231.2
Cash interest expense (14)......       31.5        0.2                                            49.5          81.2
Depreciation and amortization...       37.8        4.5        3.5        21.3      (11.9)          1.6          56.8
Capital expenditures............       41.3        1.0                    3.0                                   45.3

---------------

 (1) The statement of income data for RPJ have been translated from French Francs to U.S. Dollars using the average exchange rate for the year ended September 30, 1998.

 (2) Represents the reclassification of certain amounts to conform with the Company's presentation.

 (3) Represents adjustment to sales and cost of sales on certain shipments to distributors. The Company intends to reflect these shipments as inventory until such inventory is subsequently shipped to retailer locations. The adjustment is calculated as follows:

Estimated increase in revenue.....................    $11.0
Cost of sales as a percentage of sales for the
  Ortho business for fiscal 1998..................     60.9%
                                                      -----
Estimated increase in cost of sales...............    $ 6.7

 (4) Represents estimated increase in cost of sales resulting from change in basis for Ortho inventory from LIFO to FIFO as described in note 3 to "-- Unaudited Selected Pro Forma Combined Balance Sheet Data."

 (5) Represents the estimated commission that would have been earned for the 1998 Program Year (the twelve months ended September 30, 1998) under the applicable provisions of the Roundup Marketing Agreement relating to the calculation of the Company's commission with respect to the first Program Year (1999), applying such calculation to the unaudited earnings of the consumer Roundup business for the twelve months ended September 30, 1998. Therefore, the Contribution Payment for the 1998

     Program Year is assumed to be the same as the Contribution Payment for the 1999 Program Year. See "The Transactions -- Roundup Marketing
     Agreement -- Commission Structure."

 (6) Reflects the estimated increase in certain administrative costs (e.g., legal, payroll, risk management, tax department, human resources, information systems, etc.) that are considered necessary to support the Ortho business.

 (7) Reflects adjustment to amortization of goodwill and other intangibles resulting from an allocation of the estimated purchase price of the RPJ business as follows:

Estimated purchase price (including estimated
  transaction costs of $7.3 million).............    $216.3
Less amounts allocated to tangible assets and
  liabilities....................................     (13.1)
                                                     ------
Amount allocated to goodwill and other
  intangibles....................................     203.2
Estimated average useful life (in years).........      35.0
                                                     ------
                                                        5.8
Less amortization included in historical RPJ
  financial statements...........................       2.3
                                                     ------
                                                     $  3.5

     A valuation of the RPJ business has not been completed as of the date hereof. Accordingly, the allocation of the anticipated purchase price is based on management's estimates and assumes that the book value of fixed assets reasonably approximates their fair value. The excess of the purchase price over the value of tangible assets generally is assumed to represent goodwill with an estimated useful life of 40 years, however certain other intangible assets (e.g., trademarks, patents, etc.) may be identified in the valuation process which have useful lives of less than 40 years. Accordingly, the excess purchase price over the value of tangible assets is being amortized over an average life of 35 years. The Company expects that the final allocation of the purchase price will be completed during the third quarter of fiscal 1999.

 (8) Reflects adjustment to amortization of goodwill and other intangibles resulting from an allocation of the estimated purchase price of the Ortho business as follows:

Estimated purchase price (including estimated
  transaction costs of $24.2 million)..........    $ 324.2
Less amounts allocated to tangible assets and
  liabilities..................................     (116.0)
                                                   -------
Amount allocated to goodwill and other
  intangibles..................................      208.2
Estimated average useful life (in years).......       35.0
                                                   -------
                                                       5.9
Less amortization included in historical Ortho
  financial statements.........................       17.8
                                                   -------
                                                   $ (11.9)

     A valuation of the Ortho business has not been completed as of the date hereof. Accordingly, the allocation of the anticipated purchase price is based on management's estimates and assumes that the book value of fixed assets reasonably approximates their fair value. The excess of the purchase price over the value of tangible assets generally is assumed to represent goodwill with an estimated useful life of 40 years, however certain other intangible assets (e.g., trademarks, patents, etc.) may be identified in the valuation process which have useful lives of less than 40 years. Accordingly, the excess purchase price over the value of tangible assets is being amortized over an average life of 35 years. The Company expects that the final allocation of the purchase price will be completed during the third or fourth quarter of fiscal 1999.

   (9) Represents amortization over a term of 20 years of the $32.0 million payment paid by the Company to Monsanto in connection with the marketing rights under the Roundup Marketing Agreement.

  (10) Represents the net adjustment to interest expense as a result of the anticipated bank borrowings under the New Credit Facility and the offering calculated as follows:

  Revolving Credit Facility(a)....................    $12.9
  Pound Sterling Term Loan(b).....................     10.9
  French Franc Term Loan(c).......................      4.8
  Deutschemark Term Loan(d).......................      3.3
  Tranche B Term Loan(e)..........................      8.2
  Tranche C Term Loan(f)..........................     10.5
       % Senior Subordinated Notes(g).............     27.0
  RPJ Seller Notes(h).............................      2.2
  Amortization of rate locks(i)...................      1.3
  Amortization of deferred financing costs(j).....      3.2
  Interest on remaining indebtedness..............      1.4
                                                      -----
     Pro forma interest expense...................     85.7
  Less interest on refinanced indebtedness........     31.0
  Less interest on remaining indebtedness.........      1.4
                                                      -----
     Net adjustment...............................     53.3

---------------

     (a) Represents interest on floating rate Revolving Credit Facility using an assumed average interest rate of 7.69%.

     (b) Represents interest on floating rate Pound Sterling Term Loan using an assumed interest rate of 9.10%.

     (c) Represents interest on floating rate French Franc Term Loan using an assumed interest rate of 6.06%.

     (d) Represents interest on floating rate Deutschemark Term Loan using an assumed interest rate of 5.98%.

     (e) Represents interest on floating rate Tranche B Term Loan using an assumed interest rate of 8.53%.

     (f) Represents interest on floating rate Tranche C Term Loan using an assumed interest rate of 8.78%.

     (g) Represents interest on the $300.0 million fixed rate Senior Subordinated Notes using an assumed interest rate of 9.00%.

     (h) Represents interest on amounts due the seller of the RPJ business using an assumed interest rate of 6.00%

     (i) Represents amortization of amounts deferred under treasury rate locks over a period of 10 years.

     (j) Represents amortization of deferred financing costs over a period of
         8.1 years.

     An increase or decrease of 0.125% in the assumed interest rate would change the pro forma interest expense on floating rate debt as follows:

Revolving Credit Facility...................    $0.2
Pound Sterling Term Loan....................     0.1
French Franc Term Loan......................     0.1
Deutschemark Term Loan......................     0.1
Tranche B Term Loan.........................     0.1
Tranche C Term Loan.........................     0.2
                                                ----
                                                $0.8
                                                ====

(11) Represents an estimated provision for income taxes on a combined pro forma basis using the effective tax rate for the Company on a stand-alone basis for fiscal 1998 of 40.3%.

(12) "EBITDA" is defined as income from operations, plus depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is included herein because it is a basis upon which Scotts' management assesses financial performance. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

(13) "Adjusted EBITDA" reflects EBITDA as calculated in note (12) above adjusted for the effect of the restructuring and other charges taken by the Company of $20.4 million (of which $15.4 million is included in restructuring and other charges, $2.9 million is included in cost of sales and $2.1 million is included in selling, general & administrative) and RPJ of $1.8 million during the twelve months ended September 30, 1998.

(14) Cash interest expense excludes amortization of deferred financing costs, interest rate locks and debt discount.

                     UNAUDITED SELECTED PRO FORMA COMBINED
                               BALANCE SHEET DATA

                                                         AS OF SEPTEMBER 30, 1998
                            ----------------------------------------------------------------------------------
                              SCOTTS                  RPJ                   ORTHO         OTHER       SCOTTS
                            HISTORICAL   RPJ(1)   ADJUSTMENTS   ORTHO    ADJUSTMENTS   ADJUSTMENTS   PRO FORMA
                            ----------   ------   -----------   -----    -----------   -----------   ---------
BALANCE SHEET DATA:
ASSETS:
Cash......................   $   10.6    $ 10.1                 $   --                               $   20.7
Accounts receivable.......      146.6      16.9                   42.3          (26.0)(2)               179.8
Inventory.................      177.7      29.6                   68.8            5.1(3)                297.0
                                                                                 15.8(2)
Other current assets......       32.3      10.1                    1.3                                   43.7
                             --------    ------                 ------                               --------
    Total current assets..      367.2      66.7                  112.4                                  541.2
Property, plant and
  equipment, net..........      197.0       4.4                   27.6                                  229.0
Goodwill and other
  intangibles, net........      435.1      82.2       121.0(4)   166.7           41.5(5)                846.5
Other assets..............       35.9       2.2                    5.1                                   80.7
                                                                                            25.0(6)
                                   --        --                     --                      12.5(7)
                             --------    ------                 ------                               --------
    Total assets..........    1,035.2     155.5                  311.8                                1,697.4
                             ========    ======                 ======                               ========
LIABILITIES AND
  SHAREHOLDERS EQUITY:
Current portion of
  long-term debt..........       13.3       2.5                     --                                   15.8
Accounts payable..........       77.8      22.6                   14.2                                  114.6
Accrued liabilities.......      140.8      12.0                   20.0           (4.1)(2)   (3.0)(8)    133.7
                                                                                           (32.0)(8)
                             --------    ------                 ------                               --------
    Total current
      liabilities.........      231.9      37.1                   34.2                                  264.1
Long-term debt, net of
  current portion.........      359.2        --                     --                    (353.0)(8)    976.7
                                                                                           970.5(8)
Other long-term
  liabilities.............       40.2      23.1                     --                                   63.3
                             --------    ------                 ------                               --------
    Total liabilities.....      631.3      60.2                   34.2                                1,304.1
Preferred stock...........      177.3        --                     --                                  177.3
Common shares.............        0.2        --                     --                                    0.2
Capital in excess of
  par.....................      208.7        --                     --                                  208.7
Retained earnings.........       76.6        --                     --           (6.1)(2)   (4.5)(8)     66.0
Divisional equity.........         --      87.4       (87.4)(9)     --                                     --
Cumulative foreign
  currency translation
  account.................       (3.0)      7.9        (7.9)(9)     --                                   (3.0)
Treasury stock............      (55.9)       --                     --                                  (55.9)
Net assets to be sold.....         --        --                  277.6         (277.6)(9)                  --
                             --------    ------                 ------                               --------
    Total equity..........      403.9      95.3                  277.6                                  393.3
                             --------    ------                 ------                               --------
    Total liabilities and
      equity..............   $1,035.2    $155.5                 $311.8                               $1,697.4
                             ========    ======                 ======                               ========

(1) The balance sheet data for RPJ as of September 30, 1998 have been translated from French Francs to U.S. Dollars. Assets and liabilities were translated using the exchange rate as of September 30, 1998. Equity accounts have been translated using historical exchange rates.

(2) Represents adjustment to restate inventory and eliminate accounts receivable for the estimated impact of the Company's anticipated revenue recognition policy as described in note 3 to "-- Unaudited Selected Pro Forma Combined Statement of Income and Other Financial Data".

Ortho shipments included in accounts receivable.............   $26.0
Gross profit margin as a % of sales for the Ortho business
  for fiscal 1998...........................................    39.1%
                                                              ------
Gross profit on shipments that would not be recognized under
  the anticipated revenue recognition policy................    10.2(a)
                                                              ------
Amount reinstated to inventory..............................   $15.8

---------------

(a) The tax effect of the gross profit that would not be recognized under the Company's anticipated revenue recognition policy is reflected as a reduction of the Company's current income tax liability using an assumed tax rate of 40.3%. The remaining amount, net of the tax effect, is reflected as a reduction of retained earnings.

(3) Represents adjustment to convert LIFO basis inventory in historical Ortho financial statements to the FIFO basis which management anticipates adopting for Ortho inventory upon acquisition.

(4) Reflects net adjustment to goodwill and other intangibles as a result of the RPJ Acquisition as follows:

    Net amount of purchase price allocated to goodwill and other intangibles (see note 7 to "-- Unaudited Selected Pro
      Forma Combined Statement of Income and Other Financial
      Data")....................................................    $203.2
    Goodwill and other intangibles included in historical RPJ
      balance sheet.............................................      82.2
                                                                    ------
         Pro forma adjustment...................................    $121.0

(5) Reflects net adjustment to goodwill and other intangibles as a result of the Ortho Acquisition as follows:

    Net amount of purchase price allocated to goodwill and other intangibles (see note 8 to "-- Unaudited Selected Pro
      Forma Combined Statement of Income and Other Financial
      Data")....................................................    $208.2
    Goodwill and other intangibles included in historical Ortho
      balance sheet.............................................     166.7
                                                                    ------
         Pro forma adjustment...................................    $ 41.5

(6) Represents estimated transaction costs related to the anticipated bank borrowings under the New Credit Facility and the offering.

(7) Represents estimated amounts to settle treasury rate locks entered into in anticipation of the offering.

(8) The following table summarizes the sources and uses of cash in connection with the Transactions, the New Credit Facility and the offering:

    Sources:
      New Credit Facility:
         Revolving Credit Facility..............................    $109.9
         Pound Sterling Term Loan...............................     130.0
         French Franc Term Loan.................................      80.0
         Deutschemark Term Loan.................................      55.0
         Tranche B Term Loan....................................     140.0
         Tranche C Term Loan....................................     120.0
         RPJ Seller Notes.......................................      35.6
         Notes offered hereby...................................     300.0
                                                                    ------
           Total sources........................................    $970.5
    Uses:
      Ortho Acquisition.........................................    $300.0
      RPJ Acquisition...........................................     209.0
      Roundup Marketing Fee.....................................      32.0
      Repayment of existing indebtedness:
         Old Credit Facility....................................     253.5
         9-7/8% Senior Subordinated Notes (a)...................     107.0
      Transaction costs (b).....................................      69.0
                                                                    ------
           Total uses...........................................    $970.5

---------------
     (a) The difference between the estimated amount to be paid to retire the currently outstanding 9 7/8% Senior Subordinated Notes and their carrying value ($99 million) represents an extraordinary loss on the retirement and is reflected as a reduction in retained earnings, net of tax. The estimated tax effect is reflected as a reduction in the Company's current income tax liability.

     (b) Transaction costs include costs to secure the New Credit Facility ($15 million), costs in connection with the offering ($10 million), costs to settle the outstanding treasury locks ($12.5 million), costs in connection with the Ortho Acquisition ($24.2 million) and costs in connection with the RPJ Acquisition ($7.3 million).

(9) Reflects the elimination of historical equity of the RPJ and Ortho businesses.

                                    BUSINESS

GENERAL

The Scotts Company ("Scotts"), through its wholly-owned subsidiaries, Hyponex Corporation ("Hyponex"), Scotts-Sierra Horticultural Products Company ("Sierra"), Republic Tool & Manufacturing Corp. ("Republic"), Scotts' Miracle-Gro Products, Inc. ("Scotts' Miracle-Gro"), Miracle Garden Care Limited ("Miracle Garden"), Levington Group Limited ("Levington"), and their respective subsidiaries (collectively, the "Company"), is one of the oldest and most widely recognized marketers and manufacturers of products used to grow and maintain landscapes: lawns, gardens and golf courses. The Company's Turf Builder(R) (for consumer lawn care), Miracle-Gro(R) (for consumer garden care) and Osmocote(R) (for professional horticulture) brands command market-leading shares more than double those of the next ranked competitors, in the referenced consumer or professional subgroup. The Company's long history of technical innovation, its reputation for quality and service and its marketing tailored to the needs of do-it-yourselfers and professionals have enabled the Company to maintain leadership in its markets while delivering consistent growth in the Company's net sales.

Do-it-yourselfers and professionals purchase through different distribution channels and have different information and product needs. Accordingly, the Company has historically had two business groups, Consumer and Professional, to serve its domestic markets, as well as an International Group to serve its markets outside of North America. In fiscal 1997, the Company reorganized into six business groups comprised of Consumer Lawns, Consumer Gardens and Consumer Organics (together, the "Consumer Business Group"), the Professional Business Group, the International Business Group, and an Operations Group. During fiscal 1999, the Company re-named the Consumer Business Group, the "North American Consumer Business Group," and the Consumer Organics Business Group, "the Consumer Growing Media Business Group."

In early fiscal 1999, the Company added a fourth business group within the North American Consumer Business Group, named the Consumer Pesticides Business Group, to implement the agreement reached in September 1998 with Monsanto Company ("Monsanto"), for exclusive international agency and marketing rights to Monsanto's consumer Roundup(R) herbicide products. This group will also integrate the assets of the consumer lawn and garden business of Monsanto (Solaris Division), including its Ortho(R) product line (the "Ortho Acquisition"), which Scotts intends to purchase from Monsanto simultaneously with this offering for approximately $300.0 million pursuant to a definitive purchase agreement executed in November 1998. Other consumer pesticide trademarks acquired pursuant to the purchase agreement include Weed-B-Gon(R), Rose Pride(R), Home Defense(R) and White Swan(R). As part of the agreement, Scotts will also acquire the assets of Monsanto's Green Cross(R) business, the leading consumer pesticides business in Canada, its Phostrogen(R) business in the United Kingdom and its Defender(R) business in Australia, as well as formulation facilities in Fort Madison, Iowa and Corwen, the United Kingdom. The purchase price under the purchase agreement is subject to adjustment as of the closing date.

The purchase agreement includes various customary representations and warranties of the parties for transactions of this type and contains customary, limited carve-outs for materiality, knowledge and disclosed information. However, the indemnification provisions limit the Company's total exposure to assumed liabilities, disputes with Central Garden & Pet Company (a distributor of Ortho, "Central Garden") and breaches of representation to $5.0 million in the aggregate. The Company's obligation to close under the purchase agreement is conditioned upon, among other things: (i) receipt of all governmental authorizations, consents and approvals; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the execution of certain ancillary agreements, including a glyphosate supply agreement (the active ingredient in Roundup(R)), a formulation agreement and a transition services agreement; and (iv) no material adverse change in the acquired business since December 31, 1997. Either party may terminate the purchase agreement if the closing has not occurred by March 31, 1999.

In September 1998, the Company entered into a long-term Exclusive Agency and Marketing Agreement (the "Roundup Marketing Agreement") with Monsanto. Pursuant to the Roundup Marketing Agreement, the Company became Monsanto's exclusive agent for the marketing and distribution of consumer Roundup(R) products in the consumer lawn and garden market in the United States and other specified countries, including, among others, Australia, Austria, Canada, France, Germany and the United Kingdom. The Roundup Marketing Agreement does not involve Monsanto's Roundup business for agricultural, professional turf and horticultural markets. In addition, if Monsanto develops new products containing glyphosate or other non-selective herbicides, the Company has certain rights to market such products as well in the consumer lawn and garden market.

Under the Roundup Marketing Agreement, the Company and Monsanto will jointly develop global consumer and trade marketing programs for Roundup(R), and the Company has assumed responsibility for sales support, merchandising, distribution and logistics. Monsanto continues to own all the assets of the consumer Roundup(R) business and will provide significant oversight of its brand. The Company has taken responsibility for its functions in North America with a longer transition expected in Europe and Australia.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

During fiscal 1998, the Company operated in three principal business segments:
(1) North American Consumer Business Group products, which include products of the Consumer Lawns, Consumer Gardens and Consumer Growing Media groups, sold in the United States and Canada; (2) Professional Business Group products, including products of the ProTurf(R) and Horticulture groups, sold in the United States and Canada; and (3) International Business Group products. For fiscal 1998, North American Consumer Business Group, Professional Business Group and International Business Group products accounted for 66%, 16% and 18%, respectively, of consolidated revenues. These businesses accounted for 71%, 11% and 18%, respectively, of fiscal 1998 income from operations before general corporate expenses. Financial information on the Company's segments for the three years ended September 30, 1998, is presented in Note 18 of the Notes to Consolidated Financial Statements, which are included elsewhere herein.

NORTH AMERICAN CONSUMER BUSINESS GROUP

PRODUCTS

The Company's consumer products include: lawn fertilizers, lawn fertilizer combination products and lawn control products, pesticides (including herbicides and insecticides), garden tools, walk-behind and riding mowers, grass seed, lawn spreaders and lawn and garden carts; garden and indoor plant care products; and potting soils and other growing media products.

  Consumer Lawns Products.

Among the Company's most important consumer products are lawn fertilizers, such as Scotts Turf Builder(R), and lawn fertilizer combination products, such as Scotts Turf Builder(R) with Plus 2(TM) Weed Control and Scotts Turf Builder(R) with Halts(R) Crabgrass Preventer. Typically, these are patented, homogeneous, controlled-release products which provide complete controlled feeding for consumers' lawns for up to two months without the risk of damage to the lawn presented by less expensive controlled- and non-controlled-release products. Some of the Company's products are specially formulated for geographical differences and some, such as Bonus(R) S (to control weeds in Southern grasses), are distributed to limited areas. Lawn control products prevent or control lawn problems and contain no fertilizer component. These control products include Scotts(R) Halts(R) Crabgrass Preventer, Scotts(R) Lawn Fungus Control, Scotts(R) Moss Control Granules, Scotts(R) Diazinon Lawn Insect Control and GrubEx(R) Season Long Grub Control. The Company also sells a line of Miracle-Gro(R) lawn fertilizers, including Miracle-Gro(R) Lawn Fertilizer and Miracle-Gro(R) Weed and Feed. The Company's lawn fertilizers, combination products and control products are sold in dry, granular form.

Management estimates that as of September 1998, the Company's share of the U.S. do-it-yourself consumer lawn fertilizer and combination products market was approximately 58%.

The Company sells numerous varieties and blends of high quality grass seed, many of them proprietary, designed for different uses and geographies. Management estimates that the Company's share of the U.S. consumer grass seed market (includes PatchMaster(R) products) was approximately 39% as of September 1998.

Because the Company's granular lawn care products perform best when applied evenly and accurately, the Company sells a line of spreaders specifically manufactured and developed for use with its products. For fiscal 1998, this line included three sizes each of SpeedyGreen(R) rotary spreaders and AccuGreen(R) drop spreaders, and the HandyGreen(R) II hand-held rotary spreaders, all marketed under the Scotts(R) brand name. Management estimates that the Company's share of the U.S. market for lawn spreaders and lawn and garden carts was approximately 42% as of September 1998.

The Company has a licensing agreement in place with Union Tools, Inc. ("Union") under which Union, in return for the payment of royalties, is granted the right to produce and market a line of garden tools bearing the Scotts(R) trademark. The Company also is a party to a licensing agreement with American Lawn Mower Company ("American") under which American, in return for the payment of royalties, is granted the right to produce and market a line of push-type walk-behind lawn mowers bearing the Scotts(R) trademark. Also, the Company is a party to a licensing agreement with The Home Depot and Murray, Inc. under which, in return for the payment of royalties, The Home Depot markets a line of motorized, walk-behind and riding lawnmowers bearing the Scotts(R) trademark, with the mowers currently manufactured by Murray, Inc. These mowers are sold exclusively through The Home Depot retail stores. In management's estimation, the Company did not have a material share of the markets for these products in fiscal 1998.

  Consumer Gardens Products.

The Company sells a complete line of water-soluble fertilizers under the Miracle-Gro(R) brand name. These products are primarily used for garden fertilizer application. The Company also produces and sells a line of boxed Scotts(R) plant foods, garden and landscape fertilizers, Osmocote(R) controlled-release garden fertilizers, hose-end feeders and houseplant fertilizer products.

Scotts' Miracle-Gro markets and distributes the country's leading line of water-soluble plant foods. These products are designed to be dissolved in water, creating a dilute nutrient solution which is poured over plants or sprayed through an applicator and rapidly absorbed by their roots and leaves.

Miracle-Gro(R) All-Purpose Water-Soluble Plant Food is the leading product in the Miracle-Gro(R) line. Other water-soluble plant foods in the product line include Miracid(R) for acid loving plants, Miracle-Gro(R) for Roses, Miracle-Gro(R) for Tomatoes and Miracle-Gro(R) for Lawns. Scotts' Miracle-Gro also sells a line of hose-end applicators for water-soluble plant foods, through the Miracle-Gro(R) No-Clog Garden and Lawn Feeder line, which allow consumers to apply water-soluble fertilizers to large areas quickly and easily with no mixing or measuring required. Scotts' Miracle-Gro also markets a line of products for houseplant use including Liquid Miracle-Gro(R), African Violet Food, Plant Food Spikes, Leaf Shine and Orchid Food.

Management estimates that as of September 1998, the Company's share of the garden fertilizer segment was 52%, and its share of the indoor plant foods market was approximately 33%.

  Consumer Growing Media Products.

The Company sells a complete line of growing media products for indoor and outdoor uses under the Miracle-Gro(R), Scotts(R), Hyponex(R), Earthgro(R), Peters Professional(R) and other labels. These products include retail potting soils, topsoil, humus, peat, manures, soil conditioners, barks and mulches. These products are primarily regionally formulated to respond to varying consumer expectations and to utilize the suitable but varying raw materials available in different areas of the country. With the acquisition of EarthGro, Inc. ("EarthGro") in February 1998, the Earthgro(R) and 1881 Select(R) trademarks were acquired, as well as six additional growing media facilities primarily serving the Northeast market area.

Management estimates that as of September 1998, it had approximately a 32% market share of the consumer large-bag outdoor landscaping product market, and approximately a 47% market share of the consumer potting soils market.

  Consumer Pesticides Products.

Upon consummation of the Ortho Acquisition, the new Consumer Pesticides Business Group will market weed control, insect control and plant disease control products under the Ortho(R) brand name. Ortho's product line includes over 150 different items that solve backyard pest problems faced by consumers. Ortho(R) products are available in aerosol, liquid ready-to-use, concentrated, granular and dust forms in a wide variety of sizes and delivery systems. This group will also manage Scotts' performance as the exclusive agent to market Monsanto's consumer Roundup(R) brand of non-selective weed control. Roundup(R) is sold in aerosol, liquid ready-to-use, concentrated and super-concentrated forms and is the leading brand of consumer weed control worldwide.

Ortho's weed control products are led by its Weed-B-Gon(R) herbicide -- the leading selective consumer herbicide brand in the U.S. In addition, Ortho has products in the brush control segment (Brush-B-Gon(R)) and total vegetation control segment (Triox(R)) of the weed control market. Total vegetation controls eliminate existing weeds and grasses and prevent growth in a treated area for up to one year.

Ortho markets insect control products for outdoor and indoor use. Outdoor insect control products include general insect control under the Ortho(R), Bug-B-Gon(R), Grub-B-Gon(TM), Diazinon Ultra(TM), Diazinon Plus(R), Dursban (TM) (owned by Dow Agrosciences), Malathion 50 Plus(R), Isotox(R), Orthene(R) and Volck(R) brand names. Because consumer satisfaction depends on easy application of these products, Ortho also markets a line of applicators under the Ortho(R), Lock 'n Spray(R), Spray-ette(R), Dial 'n Spray(R) and Whirlybird(TM) brands.

The Ortho(R) outdoor line also includes specialty insect control products under the Ortho(R), RosePride(R), Ortho-Klor(R), Ant-Stop(R) and Orthene(TM) Fire Ant control brands. Ortho's specialty outdoor products include a line of snail and slug brands under the Bug-Geta(R) and Bug-Geta(R) Plus brand names. Ortho also markets a line of indoor insect control products under the Ortho(R) Home Defense(R), Flea-B-Gon(R), Ant Stop(R) and Hi-Power(R) brand names.

Separately, Ortho's product line includes items that control common diseases on lawns, roses, ornamental and vegetable gardens, and sensitive trees and shrubs. Several of these disease control products also control insects. These products are sold under the Ortho(R), Orthenex(R), Funginex(R) (owned by American Cyanamid Company) and Daconil 2787(TM) (owned by ISK Biosciences) brand names. Ortho also markets a limited line of fertilizers under the Greensweep(R) and Up-Start(R) brands.

Ortho's product line is typically formulated with proprietary active ingredients sourced from the world's largest agricultural and specialty chemical manufacturers. A number of the packaging systems used in the line are also unique to Ortho including the Lock 'n Spray hose-end dispensing system.

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

Management estimates that as of the September 1998 season, brands anticipated to be marketed by this group had a combined share of the U.S. consumer lawn and garden chemicals segment of approximately 39%.

MARKET

The Company believes that it has achieved its leading position in the do-it-yourself lawn care and garden markets on the basis of its strong marketing and advertising programs, its sophisticated technology, the superior quality and value of its products and the service it provides its customers. The Company seeks to maintain and expand its market position by emphasizing these qualities and taking advantage of the name and reputation of its many strong brands such as Scotts(R), Miracle-Gro(R) and Hyponex(R). Through its Scotts(R), Hyponex(R), Miracle-Gro(R) and Peters(R) labels, the Company has also focused on increasing sales of its higher margin growing media products such as potting soils.

The Company is the market leader in the lawn, garden and growing media sections of the growing lawn and garden market. U.S. population trends indicate that the consumer segment age of 40 and older, who represent the largest group of lawn and garden product users, will grow by 28% from 1996 to 2010, a growth rate more than twice that of the total population.

Drawing upon its strong research and development capabilities, the Company intends to continue to develop and introduce new and innovative lawn and garden products. The Company believes that its ability to introduce successful new consumer products has been an important element in the Company's growth. New consumer products in recent years include: YardAll(R) (fiscal 1995), an extra-large lawn and garden cart; Miracle-Gro(R) Quick Start (fiscal 1996), a liquid starter solution for newly-planted or young plants; GrubEx(R) (fiscal
1996), providing season-long lawn protection against grubs; the redesigned HandyGreen(R) II (fiscal 1996), a hand-held rotary spreader with an arm support; two new grass seed products, Mirage(TM) and Spring-Up(R) (fiscal 1996), grass seed blends for rapid seeding in the Spring; Scotts(R) potting soils and a complete line of indoor soil amendments such as vermiculite, perlite and charcoal in resealable stand-up bags (fiscal 1997); the No-Clog-4 in 1(R), which allows for sprinkler feeding of fertilizer for gardens and lawns (fiscal 1998); a new line of Miracle-Gro(R) potting mix and soil amendment products (fiscal
1998); and an expanded assortment of professional nursery quality potting soil mixes for consumers under the Scotts Pro Gro(TM) and Miracle-Gro(R) brands (fiscal 1998). In fiscal 1999, the Company plans to introduce Miracle-Gro(R) Flower Seeding Mix, a pre-mixed combination of flower seed, fertilizer and mulch; Miracle-Gro(R) Bloom Booster(R), a fertilizer for flowers; and Miracle-Gro(R) Tree Spikes, a fertilizer for outdoor trees.

The Company also seeks to capitalize upon the competitive advantages stemming from its position as the leading nationwide supplier of a full line of consumer lawn and garden products. The Company believes that this gives it an advantage in selling to retailers, who value the efficiency of dealing with a limited number of suppliers. During fiscal 1998, the Company established relationships with key retailers Wal*Mart, as manager of Wal*Mart's lawn and garden fertilizer category, and Kmart, as co-manager with Kmart of Kmart's lawn and garden product category. In the role of "category manager", the Company's representatives advise retailers of advantageous product mix, merchandising, shelving and pricing, based on consumer data. Category management has been successfully utilized in the grocery industry, in reducing "out of stock" situations, identifying retail trends and increasing store sales.

The Company is maintaining agreements with municipalities and waste haulers to compost yard waste. As of December 2, 1998, the Company had 14 compost facilities. During fiscal 1999 and 2000, the Company plans to close nine composting sites in the United States that collect yard and compost waste on behalf of municipalities. The economics of composting have deteriorated as municipalities have found lower-cost alternatives to disposing of their yard waste, resulting in substantial drops in the fees that municipalities had been providing to the Company in return for removing yard waste. In addition, the Company's costs to process and transport composted waste have exceeded original industry expectations. The Company plans to close the nine facilities as their contracts expire, which include six facilities in 1999, and three in 2000.

MARKETING, PROMOTION AND BUSINESS STRATEGY

Consumer Lawns products are sold by a 79-person direct sales force to headquarters of national, regional and local retail chains. This sales force, most of whom have college degrees and prior sales experience, also recruits and supervises approximately 225 seasonal part-time merchandisers and in-store weekend counselors, in connection with the Company's emphasis on in-store retail merchandising of lawn and garden products, a strategy the Company intends to continue for fiscal 1999. The Company also employs approximately 50 part-time year-round employees as merchandisers. Most retail sales of the Company's lawn products occur on weekends during the Spring and Fall. The Consumer Lawns Group also employs distributors on a selective basis.

Consumer Garden products are sold by a 15-person sales force to a network of hardware and lawn and garden wholesale distributors, with certain sales made directly to some retailers. Most retail sales of Consumer Garden products occur on or near weekends during Spring and early Summer. The Consumer Growing Media Group utilizes a 22-person direct sales force to cover the headquarters of national and regional chains, local accounts of significant size and distributors who sell to smaller accounts. The Consumer Growing Media Group's sales force hires and directs a network of outside merchandising service companies to provide seasonal in-store retail merchandising and re-order support on a national basis. Most retail sales of Consumer Growing Media landscape products occur on weekends during late Spring, while value-added products sell year-round.

The Consumer Lawns Group continues to support independent retailers with a special line of products, marketed under the Lawn Pro(R) name. These products include the 4-Step program, introduced in 1984, which encourages consumers to purchase four products at one time (fertilizer plus crabgrass preventer, fertilizer plus weed control, fertilizer plus insect control and a special fertilizer for Fall application). The Company promotes the 4-Step program as providing consumers with all their annual lawn care needs for, on average, less than one-third of what a lawn care service would cost. The Company believes the Lawn Pro(R) program has helped the Company to grow its business with independent retailers while they face increasing competition from mass merchandisers and home improvement centers. The Consumer Growing Media Group similarly markets a special line of growing media products under the 1881 Select(R) label, to independent retailers.

The Company supports its sales efforts with extensive advertising and promotional programs. Because of the importance of the Spring sales season in the marketing of consumer lawn, garden and growing media products, the Company focuses advertising and promotional efforts on this period. Through advertising and other promotional efforts, the Company encourages consumers to make the bulk of their lawn, garden and growing media purchases in the early months of Spring in order to moderate the risk to its consumer sales which may result from bad weekend weather. The Consumer Lawns Group utilizes radio and television advertising to build consumer product usage in the Fall, a recommended time to plant grass seed and plants. The Consumer Lawns Group also promotes a Turf Builder(R) annual program for home centers and mass merchandisers. This program encourages consumers to purchase their entire year's supply of Turf Builder(R) products in early Spring, for application in the early Spring, late Spring, Summer and Fall. The Consumer Growing Media Group uses a consumer rebate program for selected Hyponex(R) products to encourage early and multiple purchases in the Spring.

The percentage of North American Consumer Business Group sales to mass merchandisers, warehouse-type clubs, home improvement centers and large buying groups continues to increase as a percentage of sales. The top ten accounts (which include two buying groups of independent retailers) represented 73% of the North American Consumer Business Group sales in fiscal 1997 and 77% in fiscal 1998.

The fiscal 1999 marketing strategies for the Consumer Lawns Group are to continue the efforts begun in prior years to improve the Company's relationship with consumers and retail customers, including: carefully directed consumer research to increase understanding of its markets, sales trends and consumer needs; increased media advertising, with continuation of television advertising featuring real-life stories of people's experiences with Scotts(R) products, and of weekend radio advertising emphasizing that "this weekend" is the best time to apply selected Scotts(R) products; simplification of the product line; addressing "just-in-time" customer purchasing through continued use of the "never-out" program by which the Company builds pre-season inventory of select high-volume products, which enhances the Company's ability to timely and completely fill customer orders; and use of retail merchandisers to enhance communications with consumers at the point of sale.

The Consumer Lawns Group has used Scotts(R) and Miracle-Gro(R) consumer brand recognition to market the newly-formed "Scotts LawnService(TM)". In January 1995, Scotts entered into a licensing agreement with a lawn care service company, Emerald Green Lawn Service ("Emerald Green"), which allows Emerald Green to use the Scotts(R) name and logo in its marketing efforts. Emerald Green applies Scotts(R) products exclusively. In October 1997, Scotts increased its equity interest in Emerald Green from 28% to 64%, and announced the formation of Scotts LawnService(TM), which provides applications of lawn and garden fertilizer and control products, and tree and shrub pruning services. The Company has introduced Scotts LawnService(TM) to several major markets in the premium lawn and garden services segment. In June 1998, Scotts increased its equity interest in Emerald Green from 64% to 84%. The business ended fiscal 1998 with Scotts LawnService(TM) in ten markets, and 21 franchised outlets marketed as Emerald Green Lawn Service featuring Scotts(R) and Miracle-Gro(R) products. The strategy in fiscal 1998 was to refine the operations model and measure the equity transfer of the Scotts(R) brands into the premium lawn service segment. The fiscal 1999 strategy will be similar with moderate expansion of the business planned through owned or franchised locations, while applying market knowledge learned from 1998 to better optimize opportunities in this service industry.

The fiscal 1999 marketing strategy for the Consumer Gardens Group is to continue: conducting consumer research to determine consumer purchase decisions, attitude and usage data; efforts to consolidate certain package sizes in the Miracle-Gro(R), Scotts(R) ornamental and Osmocote(R) fertilizer lines; implementation of packaging improvements; cost-reduction and quality enhancement efforts throughout all product lines; increased national network television advertising; and use of Scotts' Miracle-Gro's sales and distribution network for Scotts(R) garden products.

The strategy for the Consumer Growing Media Group is to expand its market share of the potting soil and specialty planting soil market, while becoming the industry's low-cost producer of the more commodity-oriented outdoor landscaping products such as topsoil, manures and barks/mulches. The Company expects to grow its share of the potting and planting soil markets by: developing products and national marketing programs which utilize its Hyponex(R), Scotts(R), Peters Professional(R), Miracle-Gro(R), Earthgro(R) and 1881 Select(R) brand names on high-quality potting mixes, with innovative and consumer-preferred packaging; gaining national distribution of Miracle-Gro(R) value-added potting soils; marketing Earthgro(R)-labeled organic landscape products nationally; expanding the distribution of Scotts(R) and Miracle-Gro(R) potting mix products into Canada; and conducting consumer research to better understand market needs.

An important part of the Company's sales effort is its national toll-free Consumer Helpline, on which its lawn consultants answer questions about the Company's products and give general lawn care advice to consumers. The Company's lawn consultants responded to approximately 400,000 telephone and written inquiries in fiscal 1998, which is consistent with the number of inquiries in prior years. In September 1998, Helpline consultants answered the four millionth call since it began in 1972.

Backing up the Company's marketing effort is its well-known Scotts No-Quibble Guarantee(TM), instituted in 1958, which promises consumers a full refund if for any reason they are not satisfied with the results after using the Company's products. Refunds under this guarantee amounted to less than 0.4% of net sales for the North American Consumer Business Group in fiscal 1998.

The Company has an Internet web site at www.scottscompany.com, which provides lawn care and gardening information for consumers, and special sections for the Professional Business Group's customers, along with corporate and investment information. Do-it-yourself consumer topics include basic lawn care and gardening tips, problem solving, frequently asked questions, houseplant care, landscaping with trees and shrubs and product guides. An arrangement with the National Gardening Association (NGA) provides access to a database of more than 5,000 gardening questions with answers by NGA's staff horticulturists. The site also provides an e-mail link to the Company's Consumer Helpline for answers to lawn care questions. The Professional Turf section delivers information for turf managers, by providing the Company's complete professional product guide, a Technical Representative/distributor locator and information aimed at turf maintenance workers and golf course superintendents. The Professional Horticulture section points nursery and greenhouse growers to their nearest distributor, delivers the latest news from the Horticulture business of the Professional Business Group of the Company and directs users to customer service. In its first year, the site received 22 million "hits", over 9,000 e-mails to Scotts' Consumer Helpline and more than 50,000 searches of the NGA database.

Ortho(R) brands are sold to the headquarters of the largest 25 retail customers through a 32 person direct salesforce. These people work in conjunction with Ortho's largest customers to secure retail placement for Ortho brands as well as ongoing promotional and cooperative advertising support consistent with Ortho's priorities. Ortho(R) brands have been sold to smaller accounts through a network of distributors led by Central Garden. Under Monsanto, Ortho has had a continuing relationship with Central Garden wherein Central Garden provides retail merchandising support to most of those larger customers. This support encompasses all aspects of store level marketing and promotion, including shelf maintenance and restocking, off-shelf display, local promotion execution, point of purchase material placement and retailer employee education. The agreement with Central Garden will terminate on September 30, 1998. Following completion of the Ortho Acquisition, the Company intends to enter into discussions with Central Garden regarding a continuing relationship between Central Garden and the Consumer Pesticides Group Business Group.

Management expects to market the Ortho(R) and Roundup(R) brands in a manner similar to its other consumer brands. It is expected that advertising will be increased between 75% and 125% on Consumer Pesticides Business Group brands during 1999 relative to 1998 levels. Advertising is expected to continue to primarily air on national TV with supplemental efforts in key markets via spot TV and radio.

COMPETITION

The consumer lawn and garden market is highly competitive. Consumers have a choice of do-it-yourself lawn care or use of a lawn service. Based on a study conducted by Hallberg, Schireson & Sur, Inc. covering the period from 1991 to 1996, management estimates that approximately 15% of all homeowners with lawns use a lawn service. The most significant competitors for the consumer market which uses a lawn service are lawn care service companies. Service Master, which owns the Tru Green Company, ChemLawn(R) and Barefoot Grass(R) lawn care service businesses, operates nationally and is significantly larger than the Company. In the do-it-yourself lawn care and consumer gardens markets, the Company's products compete primarily against regional products and private label products produced by various suppliers and sold by such companies as Kmart Corporation. These products compete across the entire range of the Company's consumer product line. In addition, certain of the Company's consumer products compete against branded fertilizers, pesticides and combination products marketed by such companies as Lebanon Chemical Corp. (Greenview(R)), United Industries Corporation (Peters(R) water-soluble fertilizers for the consumer market), IMC Vigoro/Purcell Industries (Vigoro(R), Sta-Green(R)) and the newly announced Bayer/Purcell joint venture. Competitors in Canada include Nu Gro, So Green and IMC Vigoro.

Most competitors, with the exception of lawn care service companies, sell their products at prices lower than those of the Company. The Company competes primarily on the basis of its strong brand names, consumer advertising campaigns, quality, value, service, convenience and technological innovation. The Company's competitive position is also supported by its national sales force and its unconditional guarantee. There can be no assurance, however, that additional competition from new or existing competitors will not erode the Company's share of the consumer market or its profit margins.

The Company's Consumer Growing Media business faces primarily regional competitors who are able to compete very effectively on the basis of price in the areas near their plants where they can reach customers with a lower cost of freight. The low cost of entry to establish a commodity organics bagging facility and the ready availability of raw materials make it likely that the large-bag outdoor market will remain price competitive and lower margin into the future. Customers require short lead-times, with very high on-time and complete fill rates. These demands, combined with the high cost of freight, require the Consumer Growing Media business to continually evaluate production locations to reduce costs.

The Consumer Pesticides Business Group operates in highly competitive markets against a large number of national and regional brands as well as retailer supported private labels. Given the large number of distinct market segments and product types coupled with limited shelf space, retailer customers often are forced to limit listings in any one product type to two or three manufacturers. This typically means 1-2 national brands, a regional brand and/or a private label offering. Ortho's principal national competitors include: United Industries Corporation (Spectracide(R), Hot Shot(R)), American Cyanamid Company (Amdro(R)), Enforcer Products, Inc. (Enforcer(R)), S.C. Johnson & Son, Inc. (Raid(R)) and The Clorox Company (Combat(R)). Another national competitor from the announced joint venture between Pursell Industries and Bayer Corporation is expected in the 2000 season. Regional competitors include: The Chas H. Lilly Co. (Lilly-Miller(R)), Green Light Company (Green Light(R)), Sunniland (Sunniland
(R)), Bonide Products, Inc. (Bonide(TM)) and Farnum Companies, Inc. (Security
(R)). Customers with significant private label programs include: Wal*Mart, Kmart, The Home Depot, Lowes, Tru-Serv and Ace Hardware. The Consumer Pesticides Business Group currently does not provide private label products to any of its customers.

Roundup's competitors include United Industries Corporation (Spectracide(R)) and Enforcer Products, Inc. (Enforcer(R)).

BACKLOG

The majority of annual consumer product orders (other than Consumer Growing Media products which are normally ordered in season on an "as needed" basis) are received from retailers during the months of October through April and are shipped during the months of January through April. As of November 27, 1998, orders on hand for retailers totaled approximately $53.6 million compared to approximately $62.9 million on the same date in fiscal 1997. All such orders are expected to be filled in fiscal 1999.

PROFESSIONAL BUSINESS GROUP

MARKET

The Company sells its professional products to golf courses, commercial nurseries and greenhouses, schools and sportsfields, multi-family housing complexes, business and industrial sites, lawn and landscape services and specialty crop growers. The Professional Group's two core businesses are ProTurf(R), the professionally managed turf market, and Horticulture, the nursery and greenhouse markets. In fiscal 1998, the Professional Business Group served such high-profile golf courses as Augusta National (Georgia), Cypress Point and Pebble Beach (California), Desert Mountain (Arizona), Oakmont Country Club (Pennsylvania), Colonial Country Club (Texas) and Medinah Country Club (Illinois). Sports complexes such as Fenway Park, Camden Yards, Wrigley Field, Yankee Stadium and the Rose Bowl are professional customers, as are major commercial nursery/greenhouse operations such as Monrovia, Hines and Imperial.

Golf courses and highly visible turf areas accounted for approximately 58% of the Company's Professional Business Group sales in fiscal 1998. During fiscal 1998, the Company sold products to approximately 49% of the over 15,700 golf courses in North America, including 72 of Golf Digest's top 100 U.S. courses. Management estimates, based on an independent bi-annual market survey and other information available to the Company, that the Company's share of its target North American golf course high value turf fertilizer and control products market was approximately 20% in fiscal 1998.

According to the National Golf Foundation, approximately 350 new golf courses have been constructed annually during the last three years. Management believes that the increase in the number of courses, the concentration of the growth in the West/South with a longer growing/maintenance season, the increasing playing time requiring more course maintenance and the trend toward more highly maintained courses should contribute to sales growth in the golf course market.

Horticulture sales accounted for approximately 42% of the Company's Professional Business Group sales in fiscal 1998. The Company sold products to thousands of nursery, greenhouse and specialty crop growers through a network of approximately 75 horticultural distributors. The Company estimates that its leading share of the North American horticultural market was approximately 23% in fiscal 1998.

Management believes the increasing acceptance of controlled-release fertilizers in horticultural/agricultural applications due to performance advantages, labor savings and water quality concerns should contribute to sales growth in the horticulture market. However, competitive product technologies may also make inroads into the horticultural and turf markets.

PRODUCTS

The Company's professional products, marketed under such brand names as ProTurf(R), Osmocote(R), Miracle-Gro(R), Peters(R), Metro-Mix(R) and Terra-Lite(R), include a broad line of sophisticated controlled-release fertilizers, water-soluble fertilizers, pesticide products (herbicides, insecticides, fungicides and growth regulators), wetting agents, growing media products, grass seed and application devices. The fertilizer lines utilize a range of proprietary controlled-release fertilizer technologies, including Contec(TM), Poly-S(R), Osmocote(R) and ScottKote(R), and proprietary water-soluble fertilizer technologies, including Peters(R) and Miracle-Gro Excel(TM). The Company applies these technologies to meet a wide range of professional customer needs, ranging from quick-release greenhouse fertilizers to controlled-release fairway/greens fertilizers to extended-release nursery fertilizers that last up to a year or more.

To secure uninterrupted supply and consistent costs of raw materials, the Horticulture group has entered into alliances with suppliers. The Company works closely with basic pesticide manufacturers to secure access to, and if possible, exclusive positions on, advanced control chemistry which can be formulated on granular carriers, including fertilizers, or formulated as a liquid application. In fiscal 1998, Scotts signed an agreement with AgrEvo USA Company ("AgrEvo") for the exclusive domestic distribution rights to various AgrEvo active ingredients for the professional horticulture market. These active ingredients will be used to create Scotts(R) branded herbicides, fungicides and insecticides. The Company expects this product group to represent 10% to 25% of Horticulture sales by fiscal 2002. Application devices in the professional line include both rotary and drop action spreaders. Over 20 proprietary grass seed varieties are also part of the professional line. The professional horticulture line also includes an established line of soil-less mixes in which controlled-release and control products, and water-soluble fertilizers and wetting agents, can be incorporated or applied, respectively, to customize potting media for nurseries and greenhouses.

BUSINESS STRATEGY

The Company's Professional Business Group focuses its sales efforts on the middle and high ends of the professional market and generally does not compete for sales of commodity products. Demand for the Company's professional products is primarily driven by product quality, performance and technical support. The Company seeks to meet these needs with a range of sophisticated, specialized products.

A primary focus of the Professional Business Group's strategy is to provide innovative high-value new products to its professional customers. In fiscal 1998, the Contec(TM) line of methylene urea fertilizers was introduced, as well as the Nutriblend(R) water-soluble fertilizer line. For fiscal 1999, the Group will introduce Osmocote(R) Plus, a modification of Osmocote(R) timed-release fertilizer for subtropic U.S. markets. The Company's fertilizer technology is expected to lead to further new combination product introductions in fiscal 1999 and beyond.

The Company intends to take advantage of its strong position in the golf course segment to increase sales of Sierra's products to those users, and intends to expand the distribution of Scotts(R) nursery products in the commercial horticultural segment in which Sierra has a strong position.

In January 1995, Scotts entered into a licensing agreement with Emerald Green, which allows Emerald Green to use the Scotts(R) name and logo in its marketing efforts. In fiscal 1998, Scotts increased its equity interest in Emerald Green from 28% to 84%. See "--North American Consumer Business Group--Marketing, Promotion and Business Strategy."

MARKETING AND PROMOTION

For fiscal 1998, the Professional Business Group's sales force consisted of approximately 100 territory managers. Many territory managers are experienced former golf course superintendents or nursery managers and most have degrees in agronomy, horticulture or similar disciplines. Territory managers have worked closely with golf course and sports field superintendents, turf and nursery managers, and other landscape professionals. In addition to marketing the Company's products, the Company's territory managers have provided consultation, testing services and advice regarding maintenance practices, including individualized comprehensive programs incorporating various products for use at specified times throughout the year. The professional grower business is served primarily through an extensive network of distributors, all with substantial experience in the horticulture market. Territory managers for this market spend the majority of their time with growers.

In December 1998, the Company reorganized its Professional Business Group to strengthen distribution and technical sales support, integrate brand management across market segments and reduce annual operating expenses. The reorganization will reduce the ProTurf(R) division's personnel from approximately 100 employees to approximately 40 employees. The group will retain a consultative field sales force and field-based technical group to provide distributors with product training, address questions from customers and maintain involvement with university trial work. Working with the retained sales force will be four well-known independent distributors. This shift to independent distribution is expected to more than double the number of sales representatives and result in a four-fold increase in the number of warehouses serving the Company's professional turf and landscaping customers. The independent distributors include Turf Partners, Inc. in the Midwest and Northeast, BWI Companies, Inc. in the Southwest and Southeast, Wilbur Ellis Company in the Pacific Northwest and Western Farm Services, Inc. in California. The Professional Business Group has already been effectively and economically distributing its nursery and greenhouse products through most of these distributors. Alliances are expected to be formed with other distributors as necessary.

To reach potential purchasers, the Company uses trade advertising and direct mail and sponsors seminars throughout the country. In addition, the Company maintains a special toll-free number for its professional customers. The professional customer service department responded to over 45,000 telephone inquiries in fiscal 1998.

COMPETITION

In the professional turf and horticulture markets, the Company faces a broad range of competition from numerous companies ranging in size from multi-national chemical and fertilizer companies such as DowElanco Company, Uniroyal, BASF and Chisso-Asahi, to smaller specialized companies such as Lesco, Inc. and Lebanon Chemical Corp., to local fertilizer manufacturers and blenders. Portions of this market are served by large agricultural fertilizer companies, while other segments are served by specialized, research-oriented companies. In certain areas of the country, particularly Florida, a number of companies have begun to offer turf care services, including product application, to golf courses. In addition, the higher margins available for sophisticated products to treat high-value crops continue to attract large and small chemical producers and formulators, some of which have larger financial resources and research departments than the Company. Also, the influence of mass merchandisers, with significant buying power, has increased the cost consciousness of horticulture growers. While the Company believes that its reputation, turf and ornamental market focus, expertise in product development and sales and distribution network should enable it to continue to maintain and build its share of the professional market, there can be no assurance that the Company's market share or margins will not be eroded in the future by new or existing competitors.

BACKLOG

A large portion of professional product orders is received during the months of August through November and is filled during the months of September through November. As of November 27, 1998, orders on hand from professional customers totaled approximately $13.4 million compared with $8.3 million on the same date in 1997. All such orders are expected to be filled in fiscal 1999.

INTERNATIONAL BUSINESS GROUP

MARKET

The International Business Group regularly sells its products to both consumer and professional users in over 40 countries. Management believes that growth potential should exist in both markets. The Company has established business entities in the markets with significant potential, which include Australia, the United Kingdom, the Benelux countries, Germany, France, Spain and Italy.

Consumer lawn and garden products are sold under the Company's various trademarks, including the Scotts(R) label, in Australia, the European Union, New Zealand and South America. In addition, products bearing the Miracle-Gro(R) trademark are marketed in the Caribbean, Australia, New Zealand, the Netherlands and the United Kingdom. The Company's Hyponex(R) line of products is present in Japan as a result of a long-term agreement with Hyponex Japan Corporation, Ltd., an unaffiliated entity.

Professional markets include both the horticulture and turf industries. The International Business Group markets professional products in Africa, Australia, the Caribbean, the European Union, Japan, Latin America, Mexico, the Middle East, New Zealand, South America and Southeast Asia. Horticultural products mainly carry the Scotts(R), Sierra(R), Peters(R) and Osmocote(R) labels. Turf products primarily use the Scotts(R) trademark.

Consumer products are sold by an approximate 25-person sales force, and professional products are sold by an approximate 85-person sales force.

Miracle Garden has leading positions in the United Kingdom in a number of lawn and garden market categories. Its major consumer brands include Miracle-Gro(R), Weedol(R), Pathclear(R) and Grasshopper(R). In December 1997, the Company acquired Levington, the leading producer of consumer and professional lawn fertilizer and growing media in the United Kingdom. Its major brands include Levington(R) (for growing media), Evergreen(R) (for lawn care products), Tumbleweed(R) (for herbicides) and Tomorite(R) (a tomato fertilizer). Management believes this acquisition has expanded the Company's potential in the United Kingdom and Irish consumer markets. During fiscal 1998, management integrated the sales, marketing and manufacturing operations of Miracle Garden and Levington, forming a new subsidiary, The Scotts Company (UK) Limited.

In October 1998, the Company, through certain subsidiaries, acquired from various affiliates of Rhone-Poulenc Agro ("RPA"): the shares of Rhone-Poulenc Jardin SAS; the shares of Celaflor GmbH; the shares of Celaflor Handelsgesellschaft m.b.H.; and the home and garden business of Rhone-Poulenc Agro S.A. in Belgium (collectively, "RPJ"); each in a private-negotiated transaction (collectively, the "RPJ Acquisition"). The total consideration paid for the RPJ Acquisition was approximately 1.2 billion French Francs (approximately $216 million). As part of the purchase price, the Company has agreed to pay 156 million French Francs (approximately $35.6 million on a present value basis) over a four-year period for certain access rights to specific research and development services to be provided by RPA.

RPJ is continental Europe's largest producer of consumer lawn and garden products. It manufactures and sells a full line of consumer lawn and garden pesticides, fertilizers and growing media in France, Germany, the Benelux countries, Austria, Italy and Spain. Leading brands include KB(R), Fertiligene(R), Celaflor(R) and Nexa-Lotte(R).

Also in October 1998, the Company acquired from an agency within the Irish government, Bord na Mona, the Shamrock(TM) trademark, a brand used to market peat products in the United Kingdom and Ireland. As part of the agreement, the Company has an option to supply the Shamrock(TM) brand of peat in the leading continental European markets. The Company also acquired the rights to a ten-year horticultural peat supply agreement with Bord na Mona as supplier, with a renewable ten-year term at the Company's option. Under the agreement, Bord na Mona will mix and package peat and other growing media products for the Company. It is expected that this acquisition will secure the Company's access to high quality peat resources for both the consumer and professional markets in the United Kingdom and Ireland and will also enable the Company to enter the professional horticultural compost market in mainland Europe in due course.

In December 1998, the Company completed its acquisition of Asef Holding B.V. ("ASEF"), a privately-held consumer lawn and garden products company, with operations in the Netherlands. As part of the transaction, the Company also acquired related assets in Belgium. ASEF, which sells fertilizers, growing media and pesticides under the ASEF brand and through private label programs with major retailers, had 1997 sales of approximately $17 million. ASEF has approximately 40 employees.

BUSINESS STRATEGY

An increasing portion of the Company's sales and earnings is derived from customers in foreign countries. In fiscal 1998, following the acquisition of Miracle Garden, the International Business Group re-located its headquarters office to an area outside of London in the United Kingdom. The Company's managers also travel abroad regularly to visit its facilities, distributors and customers. The Company's own employees manage its affairs in Europe, Australia, Malaysia, Mexico, Brazil and the Caribbean. The International Business Group plans to further develop its international business in both the consumer and professional markets. The Company believes that the technology, quality and value that are widely associated with its domestic and acquired brands should be transferable to the global marketplace.

Management believes the International Business Group is well positioned to obtain an increased share of the international market. The Company has a broad, diversified product line made up of value-added fertilizers which can be targeted to the market segments of consumer, turf, horticulture and high value agricultural crops. Also, the Company has the capability to sell worldwide through its extensive distributor network. However, there can be no assurance that the Company's market share or margins will not be eroded by new or existing competitors, or that an increased share of the international market will be obtained.

Any significant changes in international economic conditions, expropriations, changes in taxation and regulation by U.S. and/or foreign governments could have a substantial effect upon the international business of the Company. Management believes, however, that these risks are not unreasonable in view of the opportunities for profit and growth available in foreign markets. The Company's international earnings and cash flows are subject to variations in currency exchange rates, which derive from sales and purchases of the Company's products made in foreign currencies. For a discussion of how the Company manages its foreign currency rate exposure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the 1998 Form 10-K.

COMPETITION

The International Business Group's consumer business faces strong competition in the lawn and garden market, particularly in Australia and the European Union. Competitors in Australia include Chisso-Asahi, Debco and Yates. Competitors in the European Union include Bayer, BASF and various local companies. The Company has historically responded to competition with superior technology, excellent trade relationships, competitive prices, broad distribution and strong advertising and promotional programs.

The international professional market is very competitive, particularly in the controlled-release and water-soluble fertilizer segments. Numerous U.S. and European companies are pursuing these segments internationally, including Pursell Industries, Lesco, BASF, Norsk Hydro, Haifa Chemicals Israel, Kemira and private label companies. Historically, the Company's response to competition in the professional markets has been to adapt its technology to solve specific user needs which are identified by developing close working relationships with key users.

MATTERS RELATING TO THE COMPANY GENERALLY

PATENTS, TRADEMARKS AND LICENSES

The "Scotts(R)", "Miracle-Gro(R)" and "Hyponex(R)" brand names and logos, as well as a number of product trademarks, including "Turf Builder(R)", "Lawn Pro(R)", "ProTurf(R)", "Osmocote(R)" and "Peters(R)", are federally and internationally registered and are considered material to the Company's business. The Company regularly monitors its trademark registrations, which are generally effective for ten years, so that it can renew those nearing expiration. In 1989, the Company assigned rights to certain Hyponex(R) trademarks to Hyponex Japan Corporation, Ltd., an unaffiliated entity. In July 1995, Sierra granted a non-exclusive license to Peters Acquisition Corporation, now owned by United Industries Corporation, to use the Peters(R) trademark in the U.S. consumer market.

As of September 30, 1998, the Company held over 200 U.S. and international patents on processes, compositions, grasses and mechanical spreaders and has several additional patent applications pending. Patent protection generally extends 20 years from the filing date, and many of the Company's patents extend well into the next decade. The Company also holds exclusive and non-exclusive patent licenses from certain chemical suppliers permitting the use and sale of patented pesticides. During fiscal 1998, the Company secured new U.S. patents for three Kentucky Bluegrass varieties with high turf performance characteristics and three mechanical devices covering consumer broadcast spreader and utility carts. The Company also secured several international patents, including one for water-soluble fertilizer technology in Europe, and patents for Poly-S(R) technology in New Zealand and Israel.

The Company's methylene-urea product composition patent which covers Scotts Turf Builder(R), Scotts Turf Builder(R) with Weed Control and Scotts Turf Builder(R) with Halts(R) Crabgrass Preventer, is deemed material by the Company and is due to expire in July 2001. The Company believes that the high entry costs of manufacturing needed to replicate this product and the value of the Scotts(R) brand should lessen the likelihood of product duplication by any competitor.

Glyphosate, the active ingredient in Roundup(R), is subject to a patent in the United States that expires in September 2000. The Company cannot predict the success of Roundup(R) after glyphosate ceases to be patented. Sales in the United States may decline as a result of increased competition after the U.S. patent expires. Any such decline in sales would adversely affect our Net Commission under the Roundup Marketing Agreement and therefore our financial results. Such a decline could also trigger Monsanto's regional termination right under the Roundup Marketing Agreement. See "The Transactions -- Roundup Marketing Agreement -- Termination."

RESEARCH AND DEVELOPMENT

The Company has a long history of innovation, and its research and development successes can be measured in terms of sales of new products and by the Company's patents. Most of the Company's fertilizer products, many of its grasses and many of its mechanical devices are covered by one or more of the approximately 200 U.S. and international patents owned by the Company.

The Company maintains a premier research and development organization headquartered in the Dwight G. Scott Research Center in Marysville, Ohio ("Scotts Research"). The Company also operates three research field stations located in Florida, Texas and Oregon. These field stations facilitate evaluation of products in a variety of climatic and soil composition conditions, an integral part of the Company's product development, quality assurance and competitive product analysis programs. Research to develop new and improved application devices for production at Republic's manufacturing facility in Carlsbad, California, is being transitioned to Scotts Research. Taken together, the research and development effort maintains a focus on superior agronomic performance for lawn, turf and horticultural applications through products which are cost-effective and easy to use. The knowledge and concepts used to formulate products for the professional turf and plant protection markets are also used to provide similar results for the do-it-yourself market.

In addition to Scotts Research, Scotts Europe BV (Netherlands) maintains a research and development facility devoted to the Osmocote(R) controlled-release fertilizer line produced in Heerlen, the Netherlands. Miracle Garden leases a research facility and trial station in the United Kingdom for formulating plant protection products for the consumer and professional markets. The Company also maintains a complete research facility in Suffolk (Levington), United Kingdom, for formulating garden and lawn fertilizers, herbicides, insecticides, fungicides and growing media. With the RPJ Acquisition, the Company acquired a research and development facility in Ingelheim, Germany.

Since its introduction of the first home lawn fertilizer in 1928, the Company has used its research and development strengths to build the do-it-yourself and professional markets. Technology continues to be a Company hallmark. In fiscal 1992, the Company introduced Poly-S(R), a patented proprietary controlled-release fertilizer technology. In fiscal 1993, ScottKote(R), another controlled-release technology primarily for the nursery market, was introduced, as well as a patented methylene urea manufacturing process used in both the consumer and professional turf product lines. Since the Hyponex acquisition in 1988, the Company's research and development organization has worked to improve the quality and reduce the production cost of branded growing media products, in particular potting soils. One of the results of this effort was the introduction, in fiscal 1994, of a line of value-added, premium-quality potting soils and planting mixes sold under the Scotts(R) brand, and in fiscal 1997, a similar line under the Miracle-Gro(R) brand.

Through the acquisition of Sierra, Scotts was able to obtain patents for technological advancements in water-soluble fertilizers. In fiscal 1996, Scotts secured a patent on the use of urea phosphate in water-soluble fertilizers used as the basis for the Peters Excel(R) (and Miracle-Gro Excel(TM), for fiscal
1998) brands of fertilizers, having previously obtained a solution and method patent for such product line. Also during fiscal 1997, the Company completed installation of a dedicated turfgrass genetic engineering laboratory in its existing Scotts Research facility, to develop turfgrass varieties with improved characteristics such as resistance to disease, insects and herbicides. Research in fiscal 1997 also focused on improving the quality and durability of the Company's consumer lawn fertilizer packaging. The Company implemented plans to use plastic packaging for substantially all consumer lawn products shipped in fiscal 1998. The Company's professional product line also used plastic packaging for products shipped in fiscal 1998.

Research has also focused on durability, precision and reduced production costs of the Republic-produced spreaders. Recently, Republic completely redesigned the consumer line of walk-behind spreaders with quality and performance improvements on each model.

Sierra pioneered the use of controlled-release fertilizers for the horticultural markets with the introduction of Osmocote(R) in the 1960's. This polymer-encapsulated technology has achieved a large share of the horticultural markets due to its ability to meet the strict performance requirements of professional growers. Scotts' and Sierra's research and development efforts have been fully integrated and are focused on quality enhancement, product/process innovation and cost reduction.

During fiscal 1997, the Company developed new products in several branded lines including Scotts(R) professional turf products; Osmocote(R) controlled-release fertilizer; Miracle-Gro(R) granular lawn food products; Scotts(R) spreaders; and PatchMaster(R) flowering seed/fertilizer mix. Also during fiscal 1997, several new growing media products were introduced under the Miracle-Gro(R) brand, which included Miracle-Gro(R) Perlite, Miracle-Gro(R) Potting Mix, Miracle-Gro(R) African Violet Potting Mix and Miracle-Gro(R) Seed Starter Potting Mix. In fiscal 1998, new professional growing media products included Miracle-Gro(R) Nutrified Peat with ScottsCoir(TM) and Miracle-Gro(R) Bale Mix with ScottsCoir(TM). These baled products use a compressed mixture of peat and coir (patent pending).

In January 1998, Scotts acquired an 80.8% interest in Sanford Scientific, Inc. ("SSI"), a leading research company in the rapidly growing field of genetic engineering of plants. SSI has developed and licensed a broad portfolio of genes and genetic process technology. It holds the exclusive license to use biolistic ("gene gun") technology in the commercial development of genetically transformed turf grasses, flowers and woody ornamental plants. Biolistic technology involves the delivery of desirable genetic characteristics by high-velocity injection into cells. The technology is widely used in medical research and agricultural fields for applications ranging from immunization and cancer treatment to creation of new agricultural crop varieties, including corn and soybeans. The biolistic approach to genetic engineering of plants has important advantages over other transformation technologies. For certain plant species, transformation using the gene gun is largely considered the only commercially viable method of inserting new gene traits into plants. In addition, SSI has developed and licensed a broad portfolio of genes and genetic process technology with significant commercial potential.

Gene gun technology augments the Company's genetic improvement program by allowing researchers to create desirable varieties of plants with value-added traits beyond the capabilities of conventional plant breeding techniques. Targets of the Company's research effort include disease and insect resistance, herbicide tolerance and other consumer-relevant traits, such as turf grasses that require less mowing and flowers with novel colors and fragrances. The Company expects that it will commercialize certain genetically transformed plants within a few years.

Scotts acquired its interest from SSI founder and president Dr. John Sanford, who retained a 19.2% interest and remains involved with SSI. Dr. Sanford led the team of Cornell University scientists who invented the gene gun technology in the 1980's, and he continues as a leading expert in the field. SSI operates an advanced genetic research facility in Waterloo, New York, and actively collaborates with other leading genetic scientists.

Exclusive access to this technology is a key element in the Company's program to create value by combining the Company's brands and SSI's biolistic transformation process with proven genes licensed from technology partners. Consistent with this strategy, in August 1998, Scotts completed an agreement with Rutgers University, the State University of New Jersey. Under this agreement, Scotts will fund, through research support and future royalties, a combined effort by Rutgers' plant biotechnology and turfgrass breeding programs to develop improved transgenic bentgrass varieties. In return, Scotts will receive exclusive rights to market all Rutgers' patented transgenic bentgrass varieties developed over the next seven years, likely extending to seventeen years. Rutgers' development program will utilize the biolistic process and other enabling technologies under license to SSI to insert and activate genes that are proprietary to Rutgers University. Any superior bentgrass varieties that result from the program are expected to be commercialized in the golf course market.

In December 1998, the Company entered into an agreement with Monsanto to bring the benefits of biotechnology to the multi-billion dollar turfgrass and ornamental plants business. Under the terms of the agreement, the Company and Monsanto agree to share technologies, including Monsanto's extensive genetic library of plant traits and Scotts' proprietary gene gun technology to produce improved transgenic turfgrasses and ornamental plants. The Company and Monsanto will work with each other exclusively on a global basis to develop these biotechnology products in the professional and consumer markets. Each company will bring its leading brands, marketing skills and technological expertise to create new products. In addition to sales by the Company, the companies plan to license the new products to other marketing partners in the turf and ornamental industry. The collaborative alliance will focus on providing professional and consumer benefits such as turfgrass that requires less mowing and water, ornamental plants that last longer and produce larger and more plentiful blooms, and plants that will allow for better weed control. Scotts has been working since 1997 on Roundup Ready(R) turfgrass, which is tolerant to Monsanto's Roundup(R), under a research agreement with Monsanto. The current alliance expands that relationship to cover new applications for Roundup Ready(R)technology as well as other improvements to ornamental plants.

In connection with the Ortho Acquisition, the Company will acquire a dedicated formulation chemistry laboratory in San Ramon, California and three field testing facilities in Tyler, Texas, Moorestown, New Jersey and Valley Center, California.

Company research and development expenses were approximately $14.8 million (1.3% of net sales) for fiscal 1998 including environmental and regulatory expenses. This compares to $10.0 million (1.1% of net sales) and $10.6 million (1.4% of net sales) for fiscal 1997 and 1996, respectively.

SEASONALITY

The Company's business is highly seasonal with approximately 72% of sales occurring in the second and third fiscal quarters combined for the past two fiscal years. Please also see the discussion in "-- North American Consumer Business Group -- Backlog" and "-- Professional Business Group -- Backlog."

The products marketed by the Consumer Pesticides Business Group are highly seasonal. However, they are not necessarily driven by the same weather variables as are the other products of the Company. For example, insect populations (and corresponding control products sales) tend to thrive when wet springs yield to hot, humid summers. In contrast, fertilizer sells best in drier springs.

OPERATIONS GROUP

PRODUCTION FACILITIES

The manufacturing plant for consumer and professional fertilizer products marketed under the Scotts(R) label is located in Marysville, Ohio. Manufacturing for such products is also conducted by approximately 40 contract manufacturers. Demand for Turf Builder(R), Poly-S(R) and other products results in the Company expanding operations (generally from October through May) of its fertilizer processing and packaging lines from five days per week, three-shift operations to seven days, three-shift operations when necessary to prepare for the peak demand periods. The Company currently operates its two Turf Builder(R) lines seven days per week, year round, and has recently installed a third Turf Builder(R) production line to meet capacity needs for those products. Sierra(R) controlled-release fertilizers are produced in Charleston, South Carolina, Milpitas, California and Heerlen, the Netherlands. Expansion at each facility has been completed to permit the blending of products which utilize both Scotts and Sierra proprietary technology. Production schedules at Sierra's facilities vary to meet demand. Seed blending and packaging are outsourced to various packaging companies located on the West Coast near seed growers. With the acquisition of EarthGro, growing media products are processed and packaged in 29 locations throughout the United States. The Company operates 14 composting facilities where yard waste (grass clippings, leaves, and twigs) is converted to raw materials for the Company's growing media products. Operations at these composting facilities have been integrated with the Company's 29 growing media facilities. The Company also utilizes approximately 43 contract production locations for growing media products. The Company's lawn spreaders are produced at the Republic facility in Carlsbad, California. Republic adjusts assembly capacity from time to time, to meet demand. Both Hyponex's and Republic's operations vary production schedules to meet demand. The majority of Miracle-Gro(R) water-soluble fertilizers is contract-manufactured in three facilities located in Ohio, Texas and Florida.

Granular and water-soluble fertilizers, liquid herbicides and pesticides and growing media for the U.K. market, are produced in East Yorkshire (Howden, Hatfield and Swinefleet) and Suffolk (Bramford), in the United Kingdom.

Bramford is the headquarters for U.K. operations and for the U.K. professional business. The site houses a modern fertilizer granulation plant with automated packing lines, liquid fertilizer production and bottling facilities. In addition, there are facilities for formulating and bottling a wide range of liquid plant protection products including herbicides, insecticides and fungicides. Bramford produces a wide range of products for both the consumer and professional businesses in Europe. These include the Evergreen(R) line of lawn products, Tomorite(R) liquid tomato feed and Greenmaster(R) products for the professional turf market. The Hatfield and Swinefleet factories contain modern facilities for the screening and blending of peat, together with various additives to produce a wide range of growing media. Peat to supply the facilities is harvested on both sites and brought in from satellite sites in Northwest England and Scotland. This facility produces the Levington(R) range of compost for both the consumer and professional businesses. Peat from Ireland is imported to produce the Shamrock(TM) range of growing media. Granular and water-soluble fertilizers and pesticides are produced at Howden and growing media is produced at Swinefleet and Hatfield.

With the RPJ Acquisition, the Company acquired the Hautmont and Bourth plants in France. At Hautmont, growing media and fertilizers for the consumer market are blended and bagged, and at Bourth, pesticide products for the consumer market are formulated, blended and packaged. Production schedules at Hautmont vary from one shift to two shifts to meet demand, while Bourth maintains two shifts year-round.

Resin used for producing Osmocote(R) controlled-release fertilizer in the United States is manufactured at Sierra-Sunpol Resins, Inc., a joint venture company which is 97% owned by Sierra.

Management believes that each of its facilities is well-maintained and suitable for its purpose. However, due to the seasonal nature of the Company's business, the Company's plants operate at maximum capacity during the peak production periods. Therefore, an unplanned serious production interruption could have a substantial adverse affect on the Company's sales of the affected product lines.

Upon consummation of the Ortho Acquisition, more than 60% of the volume sold by the Consumer Pesticides Business Group is expected to be manufactured at Monsanto's plant in Fort Madison, Iowa, which will be acquired by the Company. The plant is currently running at approximately 60% of its annual capacity. The remaining 40% of the Consumer Pesticides Business Group production is expected to be outsourced to 10 contract manufacturers.

CAPITAL EXPENDITURES

Capital expenditures totaled $41.3 million and $28.6 million for the fiscal years ended September 30, 1998 and 1997, respectively. Of the major expenditures in fiscal 1998, approximately $17.8 million was spent on the installation of a third Turf Builder(R) production line, which will increase total site capacity by approximately 25%, with expected annual savings of approximately $4 million. The Company estimates that capital expenditures will approximate $60 million during fiscal 1999, $50 million to $60 million for the following three years and approximately $40 million per year thereafter for the foreseeable future.

PURCHASING

The key ingredients in the Company's fertilizer and control products are various commodity and specialty chemicals including vermiculite, phosphates, urea, potash, herbicides, insecticides and fungicides. The Company obtains its raw materials from various sources, which the Company presently considers to be adequate. No one source is considered to be essential to any of the Company's North American Consumer, Professional or International Business Groups, or to its business as a whole. The Company has never experienced a significant interruption of supply.

Raw materials for Scotts' Miracle-Gro include phosphates, urea and potash. The Company considers its sources of supply for these materials to be adequate. All of the products sold by Scotts' Miracle-Gro (other than those produced by Miracle Garden) are produced under contract by independent fertilizer blending and packaging companies.

Sierra purchases granular, homogeneous fertilizer substrates to be coated and the resins for coating. These resins are primarily supplied domestically by Sierra-Sunpol Resins, Inc.

Sphagnum peat, bark, peat, humus, vermiculite and manure constitute Hyponex's most significant raw materials. At current production levels, the Company estimates Hyponex's peat reserves to be sufficient for its near-term needs in all locations. Bark products are obtained from sawmills and other wood residue producers and manure is obtained from a variety of sources, such as feed lots and mushroom growers.

Raw materials for Republic include various engineered resins and metals, all of which are available from a variety of vendors.

DISTRIBUTION

The primary distribution centers for the Company's Scotts(R) products are located near the Company's headquarters in central Ohio. The Company's expansion of its Marysville distribution facility was completed in December 1997. The Company's products are shipped by rail and truck. While the majority of truck shipments is made by contract carriers, a portion is made by the Company's own fleet of leased trucks. Inventories are also maintained in contract field or public warehouses located in major markets.

The products of Scotts' Miracle-Gro are warehoused and shipped from five contract packagers located throughout the United States. These contract packagers ship full truckloads of product via common carrier to lawn and garden distributors. Inventories of Miracle Garden's and Levington's products for the European market, which are produced at the East Yorkshire (Howden) and Suffolk (Bramford) facilities, are distributed through a public warehouse in Daventry, the United Kingdom. Distributors are used for Miracle Garden's professional products.

Most growing media products have low sales value per unit of weight, making freight costs significant to profitability. Therefore, the Consumer Growing Media Business Group has located all of its 29 plant/distribution locations near large metropolitan areas in order to minimize shipping costs and to be near raw material sources. The Group uses its own fleet of approximately 63 trucks as well as contract haulers to transport its products from plant/distribution points to retail customers. Large-bag outdoor landscaping products and much of the indoor potting soil products are shipped directly to retail stores. A portion of the Company's indoor potting soil and additive products is shipped to retailers' distribution centers for redistribution to their stores. In the United Kingdom, growing media is packaged at Hatfield and Swinefleet and shipped directly to customers in the United Kingdom. With the RPJ Acquisition, growing media is also produced in Hautmont, France and shipped directly to customers.

Sierra's products are produced at two fertilizer and two growing media manufacturing facilities located in the United States and one fertilizer manufacturing facility located in Heerlen, the Netherlands. The majority of shipments is via common carriers through distributors in the United States and a network of public warehouses in Europe.

Fertilizers and pesticide products manufactured in Bourth, France are shipped to customers via a central distribution center located in Blois, France.

Republic-produced, Scotts(R) branded spreaders are shipped via common carrier to regional warehouses serving the Company's retail network. A portion of Republic's spreader line and its private label lines is sold free-on-board (FOB) Carlsbad with transportation arranged by the customer.

Ortho(R) products have been distributed through a network of approximately 60 warehouses operated by Central Garden and its agents, pursuant to an agreement between Monsanto and Central Garden that will terminate on September 30, 1999. Following completion of the Ortho Acquisition, the Company intends to enter into discussions with Central Garden regarding a continuing relationship between Central Garden and the consumer Roundup(R) business. Currently, product is shipped from production sites to a single staging warehouse in Wentzville, Missouri and then redeployed either to the Central Garden network or directly to larger customers. The Central Garden network allows for the capability of shipping to any store in the US within 24 hours-assuming product availability.

SIGNIFICANT CUSTOMERS

The Home Depot and Kmart Corporation represented approximately 17% and 9%, respectively, of the Company's sales in fiscal 1998 and 12% and 2% respectively, of the Company's outstanding trade accounts receivable at September 30, 1998. Wal*Mart sales represented 9% of the Company's fiscal 1998 sales. After allocating buying groups' sales to that retail customer, Wal*Mart sales represented approximately 11% of the Company's sales and 2% of the Company's outstanding trade accounts receivable at September 30, 1998. All three customers hold significant positions in the retail lawn and garden market. The loss of any of these customers or a substantial decrease in the amount of their purchases could have a material adverse effect on the Company's business.

EMPLOYEES

The Company's corporate culture is a blend of the history, heritage and culture of Scotts and companies acquired over the past ten years. The Company provides a comprehensive benefits program to all full-time associates. As of September 30, 1998, the Company employed approximately 2,400 full-time workers in the U.S. (including all subsidiaries) and an additional 530 full-time employees located outside the United States. With the RPJ Acquisition, the Company gained an additional 416 full-time employees outside the United States. As of September 30, 1998, full-time workers averaged approximately nine years employment with the Company or its predecessors. During peak production periods, the Company engages as many as 1,300 temporary workers in the United States. In the United Kingdom, during peak periods, as many as 66 temporary workers are engaged, and European operations engage an average of 60 temporary workers annually. The Company's U.S. employees are not members of a union, with the exception of 20 of Sierra's employees at its Milpitas facility, who are represented by the International Chemical Workers Union. One hundred of the Company's full-time U.K. employees at the Hatfield, Swinefleet and Bramford manufacturing sites are members of the Transport and General Workers Union. A number of the Company's full-time employees at the headquarters office in Lyon, France are members of the Confederation Generale des Cadres (CGC), Confederation Francaise Democratique du Travail (CFDT) and Confederation Generale du Travail (CGT), which number is confidential under French law. The average rate of union membership among employees in France is approximately 15%. A number of union and non-union full-time employees are members of work councils at three sites in Bourth, Hautmont and Lyon, France, and a number of non-union employees are members in Ingelheim am Rhein, Germany. Work councils represent employees on labor and employment matters and manage social benefits.

Pursuant to the Ortho Acquisition, the Company has agreed to make offers of employment to all but a very limited number of employees who work primarily in the Ortho business. The Company has also agreed to pay severance costs for U.S. employees based on Monsanto's severance policy. In return, Monsanto has agreed to reimburse the Company for half of the costs of such termination payments, up to a maximum of $5.0 million.

ENVIRONMENTAL AND REGULATORY CONSIDERATIONS

Local, state, federal and foreign laws and regulations relating to environmental matters affect the Company in several ways. In the United States, all products containing pesticides must be registered with the U.S. Environmental Protection Agency (and in many cases, similar state and/or foreign agencies) before they can be sold. The inability to obtain or the cancellation of any such registration could have an adverse effect on the Company's business. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether the Company's competitors were similarly affected. The Company attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals, but there can be no assurance that it will continue to be able to avoid or minimize these risks. Fertilizer and growing media products (including manures) are also subject to state and foreign labeling regulations. Grass seed is also subject to state, federal and foreign labeling regulations.

In addition, the use of certain pesticide and fertilizer products is regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may include requirements that only certified or professional users apply the product or that certain products be used only on certain types of locations (such as "not for use on sod farms or golf courses"), may require users to post notices on properties to which products have been or will be applied, may require notification of individuals in the vicinity that products will be applied in the future or may ban the use of certain ingredients. The Company believes it is operating in substantial compliance with, or taking action aimed at ensuring compliance with, such laws and regulations. Compliance with such regulations and the obtaining of registrations does not assure, however, that the Company's products will not cause injury to the environment or to people under all circumstances. While it is difficult to quantify the potential financial impact of actions involving environmental matters, particularly remediation costs at waste disposal sites and future capital expenditures for environmental control equipment, in the opinion of management, the ultimate liability arising from such environmental matters, taking into account established reserves, should not have a material adverse effect on the Company's financial position; however, there can be no assurance that future quarterly or annual operating results will not be materially affected by the resolution of these matters.

State and federal authorities generally require Hyponex to obtain permits (sometimes on an annual basis) in order to harvest peat and to discharge water run-off or water pumped from peat deposits. The state permits typically specify the condition in which the property must be left after the peat is fully harvested, with the residual use typically being natural wetland habitats combined with open water areas. Hyponex is generally required by these permits to limit its harvesting and to restore the property consistent with the intended residual use. In some locations, Hyponex has been required to create water retention ponds to control the sediment content of discharged water.

Regulations and environmental concerns exist surrounding peat extraction in the United Kingdom. Levington played a leading role in the development and implementation of legislation concerning peat extraction. The Scotts Company
(UK) Limited believes it complies with the legislation and regards it as the minimum standard.

Local, state, federal and foreign agencies regulate the disposal, handling and storage of waste and air and water discharges from Company facilities. During fiscal 1998, the Company had approximately $0.7 million in environmental capital expenditures and $3.1 million in other environmental expenses, compared with approximately $0.4 million in environmental capital expenditures and $1.5 million in other environmental expenses in fiscal 1997. The Company has budgeted $0.9 million in environmental capital expenditures and $2.6 million in other environmental expenses for fiscal 1999.

OHIO ENVIRONMENTAL PROTECTION AGENCY

The Company has assessed and addressed certain environmental issues regarding the wastewater treatment plants which had operated at the Marysville facility. The Company decommissioned the old wastewater treatment plants and has connected the facility's wastewater system with the City of Marysville's municipal treatment system. Additionally, the Company has been assessing, under Ohio's new Voluntary Action Program ("VAP"), the possible remediation of several discontinued on-site waste disposal areas dating back to the early operations of its Marysville facility.

In February 1997, the Company learned that the Ohio Environmental Protection Agency ("OEPA") was referring certain matters relating to environmental conditions at the Company's Marysville site, including the existing wastewater treatment plants and the discontinued on-site waste disposal areas, to the Ohio Attorney General's Office ("OAG"). Representatives from the OEPA, the OAG and the Company continue to meet to discuss these issues.

In June 1997, the Company received formal notice of an enforcement action and draft Findings and Orders ("F&O") from the OEPA. The draft F&O elaborated on the subject of the referral to the OAG alleging: potential surface water violations relating to possible historical sediment contamination possibly impacting water quality; inadequate treatment capabilities of the Company's existing and currently permitted wastewater treatment plants; and that the Marysville site is subject to corrective action under the Resource Conservation Recovery Act ("RCRA"). In late July 1997, the Company received a draft judicial consent order from the OAG which covers many of the same issues contained in the draft F&O including RCRA corrective action.

In accordance with the Company's past efforts to enter into Ohio's VAP, the Company submitted to the OEPA a "Demonstration of Sufficient Evidence of VAP Eligibility Compliance" on July 8, 1997. Among other issues contained in the VAP submission, was a description of the Company's ongoing efforts to assess potential environmental impacts of the discontinued on-site waste disposal areas as well as potential remediation efforts. Pursuant to the statutes covering VAP, an eligible participant in the program is not subject to State enforcement actions for those environmental matters being addressed. On October 21, 1997, the Company received a letter from the Director of the OEPA denying VAP eligibility based upon the timeliness of and completeness of the submittal. The Company has appealed the Director's action to the Environmental Review Appeals Commission. No hearing date has been set and the appeal remains pending.

The Company is continuing to meet with the OAG and the OEPA in an effort to negotiate an amicable resolution of these issues but is unable at this stage to predict the outcome of the negotiations. The Company believes that it has viable defenses to the State's enforcement action, including that it had been proceeding under VAP to address certain environmental issues, and will assert those defenses in any such action.

While the Company is unable to predict the ultimate outcome of this matter, management believes that the probable range of outcomes will not be material to the Company. Many of the issues raised by the State are already being investigated and addressed by the Company during the normal course of conducting its business.

LAFAYETTE

In July 1990, the Philadelphia District of the U.S. Army Corps of Engineers ("Corps") directed that peat harvesting operations be discontinued at Hyponex's Lafayette, New Jersey facility, based on its contention that peat harvesting and related activities result in the "discharge of dredged or fill material into waters of the United States" and, therefore, require a permit under Section 404 of the Clean Water Act. In May 1992, the United States filed suit in the U.S. District Court for the District of New Jersey seeking a permanent injunction against such harvesting and civil penalties in an unspecified amount. If the Corps' position is upheld, it is possible that further harvesting of peat from this facility would be prohibited. The Company is defending this suit and is asserting a right to recover its economic losses resulting from the government's actions. The suit was placed in administrative suspense during fiscal 1996 in order to allow the Company and the government an opportunity to negotiate a settlement, and it remains suspended while the parties develop, exchange and evaluate technical data. In July 1997, the Company's wetlands consultant submitted to the government a draft remediation plan. Comments were received, and a revised plan was submitted in early 1998. Further immaterial comments from the government were received in June 1998, and final agreement is expected sometime in 1999. Management does not believe that the outcome of this case will have a material adverse effect on the Company's operations or its financial condition. Furthermore, management believes the Company has sufficient raw material supplies available such that service to customers will not be materially adversely affected by continued closure of this peat harvesting operation.

HERSHBERGER

In September 1991, the Company was identified by the OEPA as a Potentially Responsible Party ("PRP") with respect to a site in Union County, Ohio (the "Hershberger site"), because the Company allegedly arranged for the transportation, treatment or disposal of waste that allegedly contained hazardous substances, at the Hershberger site. Effective February 1998, the Company and four other named PRPs executed an Administrative Order on Consent ("AOC") with the OEPA, by which the named PRPs will fund remedial action at the Hershberger site. After construction of the leachate collection system and reconstruction of the landfill cap, which was substantially completed in August 1998, the Company expects its obligation to consist primarily of its share of annual operating and maintenance expenses. Management does not believe that its obligations under the AOC will have a material adverse effect on the Company's results of operations or financial condition.

YEAR 2000 READINESS DISCLOSURE

Please see the information contained under the caption "Year 2000 Readiness Disclosure" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1998 Form 10-K.

PROPERTIES

The Company has fee or leasehold interests in approximately 60 facilities.

The Company owns approximately 844 acres of land, with 719 acres at its Marysville, Ohio headquarters. Three research facilities in Apopka, Florida; Cleveland, Texas; and Gervais, Oregon, comprise 125 acres. The Company leases warehouse space throughout the country as needed. Republic leases its 20-acre spreader facility in Carlsbad, California.

With the acquisition of EarthGro, the Company operates 29 growing media facilities located nationwide in 21 states. Twenty-five are owned by the Company and four are leased. Most facilities include production lines, warehouses, offices and field processing areas.

The Company also operates 14 composting facilities nationwide in nine states. Five of these sites are leased and are located in California, Indiana, Oregon and Illinois. Six other composting sites are utilized through agreements with the municipalities of Greensboro, North Carolina; Shreveport, Louisiana; Spokane, Washington; Independent Hill, Virginia; Balls Ford, Virginia and Fairfield, Connecticut. Three other sites are located at bagging facilities in Wisconsin, California and Connecticut. The Company plans to close nine composting sites in the U.S. that collect and compost yard waste on behalf of municipalities, as their contracts expire. Six facilities will be closed in 1999 and three in 2000.

The Company owns two Sierra manufacturing facilities in Fairfield, California and Heerlen, the Netherlands. It leases two Sierra manufacturing facilities in Milpitas, California and North Charleston, South Carolina. As a result of the acquisition of Miracle Garden, the Company owns a manufacturing facility in East Yorkshire (Howden), Great Britain, and a headquarters office for the consumer market, in Suffolk (Godalming). As a result of the acquisition of Levington, the Company owns manufacturing facilities at three sites in the U.K. As a result of the RPJ Acquisition, the Company acquired the Hautmont plant in France, a blending and bagging facility for growing media and fertilizers sold to the consumer market; the Bourth plant, also in France, a facility for formulating, blending and packaging pesticide products for the consumer market; and a sales and research and development facility in Ingelheim am Rhein, Germany. The Company leases a headquarters office in Lyon, France and a sales office in A Sol Bergheim, Austria.

The Company leases the land upon which Scotts' Miracle-Gro headquarters is located in Port Washington, New York.

The Company leases property for ten lawn care service centers in Georgia, Illinois, Indiana, Maryland, Missouri and Ohio. The Company also leases the land upon which SSI is located in Waterloo, New York.

In connection with the Ortho Acquisition, the Company will acquire a dedicated formulation chemistry laboratory in San Ramon, California and three field testing facilities in Tyler, Texas, Moorestown, New Jersey and Valley Center, California.

It is the opinion of the Company's management that its facilities are adequate to serve their intended purposes at this time and that its property leasing arrangements are stable. Please also see the discussion of the Company's production facilities in "-- Operations Group -- Production Facilities" above.

LEGAL PROCEEDINGS

As noted in the discussion of "-- Environmental and Regulatory Considerations," the Company is involved in several pending environmental matters. In the opinion of management, its assessment of contingencies is reasonable and related reserves, in the aggregate, are adequate; however, there can be no assurance that future quarterly or annual operating results will not be materially affected by final resolution of these matters.

The Company is involved in other lawsuits and claims which arise in the normal course of its business. In the opinion of management, these claims individually and in the aggregate are not expected to result in a material adverse effect on the Company's financial position or operations.

                       DESCRIPTION OF NEW CREDIT FACILITY

The following description is a summary of material provisions of the New Credit Facility, which represents the other significant indebtedness of the Company that will be outstanding following the consummation of this offering. It does not restate the New Credit Facility in its entirety. We urge you to read the New Credit Facility because it, and not this description, defines the terms of our other material outstanding indebtedness. We have not included the definitions of many of the defined terms contained in the New Credit Facility, and we urge you to refer to such document for the definitions of capitalized terms in the following summary. We have filed the New Credit Facility under the Exchange Act, and it is publicly available.

On December 4, 1998, Scotts and certain of our subsidiaries entered into a new Credit Agreement (the "New Credit Facility"). The New Credit Facility establishes aggregate financing for Scotts and certain of our subsidiaries which are designated (either at closing or in the future) as co-borrowers ("Subsidiary Borrowers") in the aggregate principal amount of $1.025 billion. The credit financing under the New Credit Facility is provided by a lending syndicate group consisting of approximately thirty lenders worldwide, with The Chase Manhattan Bank serving as Administrative Agent. At the time of the closing of the New Credit Facility, the then-existing indebtedness of the Company and its subsidiaries under the previous credit agreement was refinanced and repaid using proceeds from the New Credit Facility.

AMOUNT OF ADDITIONAL CREDIT AVAILABLE

The New Credit Facility provides for aggregate total senior secured credit financing in the principal amount of up to $1.025 billion, consisting of term loan facilities in the aggregate amount of $525 million, and a revolving credit facility in the amount of $500 million (collectively, the "Loans"). Proceeds of the Loans were used in part to finance the RPJ Transaction, as well as to refinance the indebtedness of the Company and its subsidiaries under its previous credit facility, and proceeds will be used in part to finance a portion of the purchase price of the Ortho Acquisition. A portion of the revolving credit facility will also be used to finance our continuing operations and for permitted acquisitions of up to $100 million.

SPECIFIC CREDIT FACILITIES

The Term Loan Facilities consist of three tranches. The first, the Tranche A Term Loan Facility, consists of a 6 1/2 year term loan facility in an aggregate approximate principal amount equal to $265 million, which is divided into three sub-tranches of French Francs, German Deutschemarks and British Pounds Sterling. The Tranche A Term Loans are to be repaid in quarterly principal installments over a 6 1/2 year period. The Tranche B Term Loan Facility consists of a 7 1/2 year term loan facility in an aggregate principal amount equal to $140 million, which is to be repaid in nominal quarterly installments for the first 6 1/2 years and in substantial quarterly installments in the final year. The Tranche C Term Loan Facility consists of an 8 1/2 year term loan facility in an aggregate principal amount equal to $120 million, which is to be repaid in nominal quarterly installments for the first 7 1/2 years and in substantial quarterly installments in the final year. The Term Loans were disbursed in a single drawing on the Closing Date.

 The Revolving Credit Facility consists of Revolving Credit Loans in the amount of up to $500 million, which is available on a revolving basis for a term of 6 1/2 years. A portion of the Revolving Credit Facility not to exceed $100 million is available for the issuance of letters of credit. Additionally, a portion of the Revolving Credit Facility not to exceed $30 million is available from Chase or Credit Lyonnais for swing line loans on same-day notice. A portion of the Revolving Credit Facility not to exceed $225 million is available for borrowing in optional currencies, including German Deutschemarks, British Pound Sterling, French Francs, Belgian Francs, Italian Lira and other specified currencies, provided that the outstanding Revolving Credit Loans in optional currencies other than British Pounds Sterling does not exceed $120 million. The outstanding principal amount of all Revolving Credit Loans may not exceed $150 million for at least 30 consecutive days during any calendar year.

PREPAYMENTS

Loans may be prepaid and commitments may be reduced in certain specified minimum amounts, and prepayment fees will be payable with respect to optional prepayments. Optional prepayments of the Term Loans shall be applied pro rata to the three tranches thereof ratably to the respective installments thereof. As long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans and Tranche C Term Loans shall have the right to refuse all or any portion of such prepayment allocated to it, and the amount so refused will be applied to repay the Tranche A Term Loans. Optional prepayments of the Term Loans may not be reborrowed.

The New Credit Facility also provides for mandatory prepayments in certain specified events and in certain specified percentages, including (a) 50% of the net proceeds of any sale or issuance of equity and 100% of the net proceeds of any incurrence of indebtedness, subject to certain specified exceptions, (b) 100% of the net proceeds of any sale or other disposition of any assets, subject to certain exceptions, and (c) 75% of excess cash flow, subject to reductions as specified if certain Leverage Ratios are met.

INTEREST

A pricing grid establishes various interest rate options on the Revolving Credit Facility and the Tranche A Loans, the Tranche B Term Loans and the Tranche C Term Loans, respectively, and is based upon the Leverage Ratio as determined by the consolidated financial statements of the Company and its Subsidiaries. The interest rate options include a LIBOR option, and a base rate determined by a calculation which takes into effect the Prime Rate, the Base CD Rate, and the Federal Funds Effective Rate in effect as of any date of determination.

GUARANTIES

The Company executed an unconditional guaranty (the "Scotts Guaranty") of all of the indebtedness and obligations under the New Credit Facility incurred by the Company and all of the Subsidiary Borrowers. Additionally, most of the domestic direct and indirect subsidiaries of the Company executed a guaranty of the Scotts Guaranty. Offshore indirect subsidiaries of the Company did not execute any guaranties under the New Credit Facility.

COLLATERAL

The Company and all of its domestic subsidiaries pledged substantially all of their personal property assets to secure the indebtedness and obligations under the New Credit Facility. Additionally, the Company and its domestic subsidiaries pledged any real property assets having a value in excess of $500,000. The Company and its domestic subsidiaries pledged primarily all of their intellectual property assets as well. The Company and its direct and indirect subsidiaries also pledged primarily all of the stock which each such entity owned in its own respective subsidiaries, except to the extent where any such pledge was limited by laws of a foreign country, or would have resulted in adverse tax consequences to the Company or any of its Subsidiaries.

COVENANTS

The New Credit Facility contains standard negative covenants, including covenants which impose limitations on the ability of the Company and its Subsidiaries to, among other things, (a) place liens on property, or incur contingent obligations, (b) sell all or substantially all of their assets, and
(c) make any fundamental changes, or acquisitions, investments, loans or advances, except for acquisitions in an amount not to exceed $100 million without consent. The New Credit Facility also contains financial covenants consisting of the maintenance of a specified Leverage Ratio, a specified Consolidated Net Worth, and an Interest Coverage Ratio, over the life of the New Credit Facility. These financial covenants are based upon operating performance levels in effect throughout the term of the New Credit Facility, and are also dependent upon whether or not the Ortho Acquisition closes.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               THE SCOTTS COMPANY



Date:  January 5, 1999                   By: /s/ G. Robert Lucas II
                                            ------------------------------------

                                         Typed Signature: G. Robert Lucas II
                                                         -----------------------

                                         Its: Senior Vice President
                                             -----------------------------------

                                INDEX TO EXHIBITS


      EXHIBIT NO.                          DESCRIPTION                                                LOCATION
      -----------                          -----------                                                --------
          2(a)            Master Contract, dated September 30, 1998, by and between             Incorporated herein by
                          Rhone-Poulenc Agro; The Scotts Company (the
                          "Registrant"); Scotts reference to the Registrant's
                          Celaflor GmbH & Co. K.G.; "David" Sechsundfunfzigste
                          Beteiligungs Current Report on Form 8-K und
                          Verwaltungsgesellschaft GmbH; Rhone-Poulenc Agro
                          Europe GmbH; dated October 22, 1998 (File Scotts
                          France Holdings S.A.R.L.; Scotts France S.A.R.L.; and
                          Scotts No. 1-11593) [Exhibit 2] Belgium 2 B.V.B.A.

          2(b)            Asset Purchase Agreement, dated as of November 11, 1998, between      Incorporated herein by
                          Monsanto Company and the Registrant                                   reference to the Registrant's
                                                                                                Annual Report on Form 10-K for
                                                                                                the fiscal year ended
                                                                                                September 30, 1998 (File
                                                                                                No. 1-11593) [Exhibit 2(d)]

           4              Credit Agreement, dated as of December 4, 1998, by and among the      Incorporated herein by
                          Registrant; OM Scott International Investments Ltd., Miracle Garden   reference to the Registrant's
                          Care Limited, Scotts Holdings Limited, Hyponex Corporation, Scotts'   Current Report on Form 8-K,
                          Miracle-Gro Products, Inc., Scotts-Sierra Horticultural Products      dated December 11, 1998 (File
                          Company, Republic Tool & Manufacturing Corp., Scotts-Sierra           No. 1-11593) [Exhibit 4]
                          Investments, Inc., Scotts France Holdings SARL, Scotts Holding
                          GmbH, Scotts Celaflor GmbH & Co. KG, Scotts France SARL, Scotts
                          Belgium 2 BVBA and The Scotts Company (UK) Ltd. as Subsidiary
                          Borrowers; the lenders party thereto; The Chase Manhattan Bank as
                          Administrative Agent; Salomon Smith Barney, Inc. as Syndication
                          Agent; Credit Lyonnais Chicago Branch and NBD Bank as
                          Co-Documentation Agents; and Chase Securities Inc. as Lead Arranger
                          and as Book Manager

           10             Amended and Restated Exclusive Agency and Marketing Agreement,        Incorporated herein by
                          dated as of September 30, 1998 between Monsanto Company and the       reference to the Registrant's
                          Registrant                                                            Annual Report on Form 10-K for
                                                                                                the fiscal year ended
                                                                                                September 30, 1998 (File
                                                                                                No. 1-11593) [Exhibit 10(u)]